Exhibit 4.19

CONFORMED COPY

AGREEMENT

DATED 18th December, 2002

£65,000,000

REVOLVING CREDIT FACILITY

for

CELLTECH GROUP PLC

arranged by

THE ROYAL BANK OF SCOTLAND PLC

ALLEN & OVERY

London

ALLEN & OVERY

London

Schedule
1.	Various Parties	62
	Part 1 Original Borrowers	62
	Part 2 Banks and Commitments	64
2.	Conditions Precedent Documents	65
	Part 1 To be Delivered before the First Utilisation	65
	Part 2 To be Delivered by an Additional Borrower	67
	Part 3 To be Delivered by an Additional Guarantor	68
3.	Calculation of the Mandatory Cost	70
4.	Form of Request	72
5.	Form of Bill	73
6.	Novation Certificate	74
7.	Form of Accession Notice	75
	Part 1 Borrower Accession Agreement	75
	Part 2 Guarantor Accession Agreement	76
8.	Form of Cessation Notice	77
	Part 1 Borrower Cessation Notice	77
	Part 2 Guarantor Cessation Notice	78
9.	Timetables	79
10.	Form of Compliance Certificate	80
11.	Form of Power of Attorney	81
12.	Form of Legal Opinion of Allen & Overy	83

Signatories		87

THIS AGREEMENT is dated 18th December, 2002

BETWEEN:

(1)	CELLTECH GROUP PLC of 208 Bath Road, Slough, Berkshire, SL1 3WE (Registered No. 02159282) (the Company);

(2)	THE SUBSIDIARIES OF THE COMPANY listed in of Schedule 1 Part 1 (Original Borrowers) as borrowers and drawers (in this capacity the Original Borrowers);

(3)	THE SUBSIDIARIES OF THE COMPANY listed in Schedule 1 Part 2 (Original Guarantors) as guarantors (in this capacity the Original Guarantors);

(4)	THE ROYAL BANK OF SCOTLAND PLC as arranger (in this capacity the Arranger);

(5)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 Part 3 (Banks and Commitments) as banks (the Banks); and

(6)	THE ROYAL BANK OF SCOTLAND PLC as agent (in this capacity the Agent).

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

Acceptance Commission Rate means nought point seven five per cent. (0.75%) per annum.

Additional Borrower means a Subsidiary of the Company which becomes a Borrower in accordance with Clause 28.4 (Changes to the Borrowers).

Additional Guarantor means a member of the Group which becomes a Guarantor in accordance with Clause 28.5 (Additional Guarantors).

Advance means an advance made by a Bank under the Advance Facility.

Advance Facility means the facility referred to in Clause 2.1(a) (Facilities).

Affiliate means a Subsidiary or a Holding Company (as defined in Section 736 of the Companies Act 1985) of a person and any other Subsidiary of that Holding Company.

Affiliated Bank means a Bank which is an Affiliate of another Bank.

Agent’s Spot Rate of Exchange means the Agent’s spot rate of exchange for the purchase of the relevant Optional Currency in the London foreign exchange market with Sterling at or about 11.00 a.m. on a particular day.

Availability Period means the period from and including the date of this Agreement to and including the date one month prior to the Final Maturity Date.

Bill means a Sterling bill of exchange substantially in the form of Schedule 5 (Form of Bill).

Bill Facility means the facility referred to in Clause 2.1(b) (Facilities).

Borrower means the Company, an Original Borrower or an Additional Borrower.

Borrower Accession Agreement means a letter substantially in the form of Schedule 7 Part 1 (Borrower Accession Agreement) with such amendments as the Agent may approve.

Borrower Cessation Notice means a letter substantially in the form of Schedule 8 Part 1 (Borrower Cessation Notice) with such amendments as the Agent may approve.

Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London and:

(a)	in relation to a payment date for a currency other than Euros, the principal financial centre of the country of that currency; and

(b)	in relation to a payment date for Euros, a TARGET Day.

Code means the United States Internal Revenue Code of 1986 as amended from time to time.

Commitment means, subject to Clause 28.2 (Transfers by Banks), the amount in Sterling set opposite the name of a Bank in Schedule 1 Part 2 (Banks and Commitments) to the extent not transferred, cancelled or reduced under this Agreement.

Compliance Certificate means a certificate substantially in the form of Schedule 10 (Form of Compliance Certificate).

Default means an Event of Default or an event which, with the giving of notice and/or lapse of a time period as specified in Clause 20.1 (Events of Default), would constitute an Event of Default.

Dollars or $ means the lawful currency for the time being of the United States of America.

EBDR means the rate (as determined by the Agent at or about 10.30 a.m. on the Utilisation Date for a Bill) at which Eligible Bills of an equivalent tenor can be discounted in the London discount market at or about that time.

Eligible Bill means a Sterling bill of exchange eligible for rediscounting at the Bank of England.

ERISA means the United States Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate means each trade or business, whether or not incorporated, that would be treated as a single employer with any Obligor under Section 414 of the Code. When any provision of this Agreement relates to a past event, the term ERISA Affiliate includes any person that was an ERISA Affiliate of an Obligor at the time of that past event.

Euro and € means the single currency of the Participating Member States.

Event of Default means an event specified as such in Clause 20.1 (Events of Default).

Facility means either of the facilities referred to in Clause 2.1 (Facilities).

Facility Office means the office(s) notified by a Bank to the Agent:

(a)	on or before the date it becomes a Bank; or

(b)	by not less than five Business Days’ notice,

as the office(s) through which it will perform all or any of its obligations under this Agreement.

Fee Letter means the letter dated on or about the date of this Agreement between the Arranger and the Company setting out the amount of various fees referred to in Clause 22 (Fees).

Final Maturity Date means the third anniversary of the date of this Agreement.

Finance Document means this Agreement, the Fee Letter, a Bill, a Novation Certificate, a Borrower Accession Agreement, a Guarantor Accession Agreement or any other document designated as such by the Agent and the Company.

Finance Party means the Arranger, a Bank or the Agent.

Financial Indebtedness means (without double counting) any indebtedness in respect of:

(a)	moneys borrowed and debit balances (after taking into account any netting arrangements in place with the relevant bank or financial institution) at banks or financial institutions;

(b)	any debenture, bond, note, loan stock or other debt security;

(c)	any acceptance credit;

(d)	receivables sold or discounted (otherwise than on a non-recourse basis);

(e)	the acquisition cost of any asset to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset and, in the case of a deferred payment, the deferral is for a period in excess of 180 days;

(f)	leases (whether in respect of land, machinery, equipment or otherwise) entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

(g)	any currency or interest swap or collar arrangement (and, except for non-payment of an amount which will be calculated or on an aggregate net basis, the then mark to market value will be used to calculate its amount);

(h)	amounts raised under any other transaction having the commercial effect of a borrowing; or

(i)	any guarantee, indemnity or similar assurance against financial loss of any person in each case in respect of any of the types of obligation referred to in paragraphs (a) to (h) above.

(j)	for the purposes of Clause 20.5 (Cross default) the letter of credit issued by The Royal Bank of Scotland plc dated 27th September, 2002 in the amount of £15,000,000.

Group means the Company and its Subsidiaries.

Guarantor means the Company, an Original Guarantor or an Additional Guarantor.

Guarantor Accession Agreement means a deed substantially in the form of Schedule 7 Part 2 (Guarantor Accession Agreement) with such amendments as the Agent may approve or reasonably require in connection with its validity or enforceability.

Guarantor Cessation Notice means a letter substantially in the form of Schedule 8 Part 2 (Guarantor Cessation Notice ) with such amendments as the Agent may approve.

LIBOR means:

(a)	the rate per annum quoted for deposits in the currency of the relevant Advance for a period comparable to its Term which appears on Telerate Page 3750 or Telerate Page 3740 (as appropriate) at or about 11.00 a.m. on the applicable Rate Fixing Day; or

(b)	if no such rate is available, the arithmetic mean (rounded upward to the nearest four decimal places) of the rates, as supplied to the Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market at or about 11.00 a.m. on the applicable Rate Fixing Day for the offering of deposits in the currency of the relevant Advance for a period comparable to its Term.

For the purposes of this definition, Telerate Page 3750 means the display designated as “Page 3750”, and Telerate Page 3740 means the display designated as “Page 3740”, in each case on the Telerate Service (or such other page as may replace Page 3750 or Page 3740 on that service) or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for deposits in the currency concerned.

Majority Banks means, at any time, Banks whose Commitments:

(a)	then aggregate more than 66 2/3 per cent. of the Total Commitments; or

(b)	if the Total Commitments have been reduced to zero, aggregated more than 66 2/3 per cent. of the Total Commitments immediately before the reduction.

Mandatory Cost means the cost of complying with certain regulatory requirements, expressed as a percentage rate per annum and calculated by the Agent under Schedule 3 (Calculation of the Mandatory Cost).

Margin means nought point seven five per cent. (0.75%) per annum.

Material Adverse Effect means something which has a material adverse effect on the consolidated financial condition of the Group or on the ability of any Obligor to meet any of its financial obligations under the Finance Documents, and financial obligations for this purpose means its payment obligations and its obligations (if any) under Clause 19.14 (Financial covenants).

Maturity Date means the last day of the Term of an Advance or a Bill.

Multiemployer Plan means a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA.

Novation Certificate has the meaning given to it in Clause 28.3 (Procedure for novations).

Obligor means a Borrower or a Guarantor.

Optional Currency means a currency (other than Sterling).

Original Group Accounts means the audited consolidated accounts of the Company for the year ended 31st December, 2001.

Original Sterling Amount means:

(a)	the principal amount of a Utilisation or Advance denominated in Sterling or a Bill; or

(b)	the principal amount of a Utilisation or Advance denominated in an Optional Currency, translated into Sterling on the basis of the Agent’s Spot Rate of Exchange on the day three Business Days before its Utilisation Date.

Participating Member State means a member state of the European Communities that adopts or has adopted the Euro as its currency in accordance with legislation of the European Union relating to European Economic and Monetary Union.

Party means a party to this Agreement.

PBGC means the Pension Benefit Guaranty Corporation of the United States of America referred to and defined in ERISA or any entity or entities succeeding to all of its functions under ERISA.

Permitted Royalty Transaction means any transaction or series of transactions where any Financial Indebtedness is incurred by a member of the Group where the recourse of the provider(s) of that Financial Indebtedness is principally limited to:

(a)	royalty flows and the proceeds of those royalty flows;

(b)	if royalty flows comprise all or substantially all of the business of that member of the Group, the shareholding or other interest of any other member(s) of the Group in it,

the proceeds of any Financial Indebtedness raised under a Permitted Royalty Transaction are on-lent to a member of the Group on a Subordinated basis acceptable to the Majority Banks, that will not constitute recourse for the purposes of this definition

Plan means any “employee benefit plan” within the meaning of Section 3(3) of ERISA maintained currently or at any time within the last five years by the Company or any ERISA Affiliate, or to which the Company or any ERISA Affiliate is required to make payments or contributions or has made payments or contributions within the past five years.

Power of Attorney means a power of attorney substantially in the form of Schedule 11 (Form of Power Attorney) or in any other form agreed by the Company and the Agent.

Prescribed Time means the time set opposite the number of a sub-Clause or paragraph of Clause 5 (The Advance Facility) and Clause 6 (The Bill Facility) under the heading Time in Schedule 9 (Timetables).

Principal Subsidiary means a company which is a Subsidiary of the Company (other than a Guarantor) whose gross assets or operating profit at any time equal(s) or exceed(s) ten per cent. (10%) of the gross assets or operating profit, as the case may be, of the Group at that time, and for the purposes of the above:

(a)	the gross assets and operating profit of the Subsidiary shall be ascertained by reference to:

(i)	the accounts (consolidated in the case of a company which itself has Subsidiaries and which, in the normal course, prepares consolidated accounts) of the Subsidiary based upon which the latest audited consolidated accounts of the Group have been made up; or

(ii)	if the company becomes a Subsidiary of the Company after the end of the financial period to which the latest audited consolidated accounts of the Group relate, the latest accounts (consolidated in the case of a company which itself has Subsidiaries and which, in the normal course, prepares consolidated accounts) of the Subsidiary; and

(b)	the gross assets and operating profit of the Group shall be ascertained by reference to the latest audited consolidated accounts of the Group, adjusted (where appropriate) to reflect the gross assets and operating profit of any company subsequently acquired or disposed of.

Rate Fixing Day means:

(a)	the Utilisation Date for an Advance denominated in Sterling;

(b)	the second Business Day before the Utilisation Date for an Advance denominated in an Optional Currency (other than Euros); or

(c)	the second TARGET Day before the Utilisation Date for an Advance denominated in Euros,

or such other day on which it is market practice in the relevant interbank market for leading banks to give quotations for deposits in the relevant currency for delivery on the relevant Utilisation Date for an Advance as determined by the Agent.

Reference Banks means, subject to Clause 28.7 (Reference Banks), the principal London offices of the Royal Bank of Scotland plc, Barclays Bank PLC and Fortis Bank SA/NV.

Reportable Event means any of the events set forth in Section 4043 of ERISA or the related regulations.

Request means a request made by a Borrower to utilise a Facility, substantially in the form of Schedule 4 (Form of Request).

Requested Amount means the amount of the Utilisation requested in a Request.

Rollover Utilisation means a Utilisation which:

(a)	is being made solely to refinance an outstanding Utilisation; and

(b)	is in the same currency as, and is in an amount equal to or less than, that outstanding Utilisation.

Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having the effect of conferring security.

Sterling or £ means the lawful currency for the time being of the United Kingdom.

Subsidiary means:

(a)	a subsidiary within the meaning of Section 736 of the Companies Act 1985, as amended by Section 144 of the Companies Act 1989; and

(b)	in respect of Clauses 19.2 (Financial information) and 19.14 (Financial covenants) only, a subsidiary undertaking within the meaning of Section 21 of the Companies Act 1989.

TARGET Day means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payment in Euros.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

Tax Payment means a payment made by an Obligor to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document.

Term means the period selected by a Borrower in a Request for which the relevant Advance, Bill or Utilisation is to be outstanding.

Total Commitments means the aggregate for the time being of the Commitments, being £65,000,000 at the date of this Agreement.

U.S. Guarantor means a Guarantor incorporated or organised under the laws of the United States of America, any State thereof, or the District of Columbia.

Utilisation means:

(a)	in the case of a Utilisation comprising Advances, all the Advances made or to be made; or

(b)	in the case of a Utilisation comprising Bills, all the Bills accepted or to be accepted,

following the giving by a Borrower of a Request for those Advances or Bills.

Utilisation Date means:

(a)	in the case of an Advance or Utilisation comprising Advances, the date for the making of the relevant Advance or Utilisation; and

(b)	in the case of a Bill or Utilisation comprising Bills, the date for the acceptance of the relevant Bill or Utilisation.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	assets includes present and future properties, revenues and rights of every description;

an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration and notarisation;

a month is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(A)	if there is no numerically corresponding day in the month in which that period ends, that period shall end on the last Business Day in that calendar month; and

(B)	if the Term for an Advance commences on the last Business Day in a calendar month that term shall end on the last Business Day in the month in which it is to end;

a principal amount in relation to a Bill is a reference to the face amount of that Bill;

a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but if not having the force of law, being of a type which banks to whom the relevant regulation is addressed customarily comply with) of any governmental body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ii)	a provision of a law or regulation is a reference to that provision as amended or re-enacted;

(iii)	a Clause or a Schedule is a reference to a clause of or a schedule to this Agreement;

(iv)	a person includes its successors, transferees and assigns;

(v)	a Finance Document or another document is a reference to that Finance Document or that other document as amended, novated or supplemented; and

(vi)	a time of day is a reference to London time.

(b)	Unless the contrary intention appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(c)	The index to and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

(d)	Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and notwithstanding any term of any Finance Document, the consent of any third party is not required for any variation (including any release or compromise of any liability) or termination of that Finance Document.

2.	THE FACILITIES

2.1	Facilities

The Banks grant to the Borrowers the following facilities:

(a)	a committed multicurrency advance facility under which the Banks shall, when requested by a Borrower, make to that Borrower Advances;

(b)	a committed Sterling bankers’ acceptance facility under which the Banks shall, when requested by a Borrower, accept Bills drawn by that Borrower,

in each case subject to the terms of this Agreement.

2.2	Overall facility limit

The aggregate Original Sterling Amount of all outstanding Utilisations shall not at any time exceed the Total Commitments at that time. The aggregate principal amount of Advances made by a Bank and Bills accepted by that Bank shall not, at any time, exceed its Commitment.

2.3	Number of Requests and Utilisations

A Request may not be given if, as a result, there would be more than ten Utilisations. Subject to the above, any number of Requests may be delivered on the same day and/or specifying the same Utilisation Date, whether or not the currencies and Terms requested are similar.

2.4	Nature of a Finance Party’s rights and obligations

(a)	The obligations of a Finance Party under the Finance Documents are several. Failure of a Finance Party to carry out those obligations does not relieve any other Party of its obligations under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of a Finance Party under the Finance Documents are divided rights. A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights.

3.	PURPOSE

(a)	Each Borrower shall apply each Utilisation made to it towards the general corporate purposes of the Group (including any permitted acquisition).

(b)	Without affecting the obligations of any Obligor in any way, no Finance Party is bound to monitor or verify the application of the proceeds of any Utilisation.

4.	CONDITIONS PRECEDENT

4.1	Documentary conditions precedent

The obligations of each Finance Party to any Obligor under this Agreement are subject to the condition precedent that the Agent has notified the Company and the Banks that it has received all of the documents set out in Schedule 2 Part 1 (Conditions Precedent Documents) in form and substance satisfactory to the Agent.

4.2	Further conditions precedent

The obligations of each Bank to participate in a Utilisation are subject to the further conditions precedent that:

(a)	on both the date of the Request and the Utilisation Date for that Utilisation:

(i)	the representations and warranties in Clause 18 (Representations and Warranties) to be repeated on those dates under Clause 18.16 (Times for making representations and warranties) are correct and will be correct immediately after the Utilisation;

(ii)	no Default or (in the case of a Rollover Utilisation) no Event of Default is outstanding or would result from the Utilisation;

and

(b)	the Utilisation would not cause Clause 2.2 (Overall facility limit) to be contravened.

5.	THE ADVANCE FACILITY

5.1	Receipt of Requests

A Borrower may utilise the Advance Facility if the Agent receives, not later than the Prescribed Time, a duly completed Request.

5.2	Completion of Requests

A Request will not be regarded as having been duly completed unless:

(a)	the Utilisation Date is a Business Day falling within the Availability Period;

(b)	only one currency is specified and the Requested Amount is:

(i)	if the currency is Sterling, a minimum of £5,000,000; or

(ii)	if the currency is Dollars, a minimum of U.S.$5,000,000; or

(iii)	if the currency is Euros, a minimum of €5,000,000; or

(iv)	if the currency is an Optional Currency, a minimum amount agreed between the Company and the Agent before the delivery of that Request; or

(v)	such other amount as the Agent and the Company may agree;

(c)	only one Term is specified which:

(i)	does not overrun the Final Maturity Date; and

(ii)	(A) if a Default is outstanding and the Request is for a Rollover Utilisation, is a period of one month; or

(B)	in any other case, is a period of one, two three or six months or such other period up to 12 months as the Company, the Agent and the Banks may agree; and

(d)	the payment instructions comply with Clause 12 (Payments).

5.3	Amount of each Bank’s Advance

(a)	The amount of a Bank’s Advance will be the proportion of the Requested Amount which its Commitment bears to the Total Commitments on the date of receipt of the relevant Request.

(b)	If a Bank’s Commitment is reduced to zero after receipt of a Request but before the relevant Utilisation Date, then that Bank will not make any Advance and the amount of the Utilisation will be reduced accordingly.

5.4	Notification to the Banks

The Agent shall, not later than the Prescribed Time, notify each Bank of the details of the requested Advances and the amount of its Advance.

5.5	Payment of Proceeds

Subject to the terms of this Agreement, each Bank shall make its Advance available to the Agent for the Borrower on the relevant Utilisation Date.

6.	THE BILL FACILITY

6.1	Receipt of Requests

A Borrower may utilise the Bill Facility if the Agent receives, not later than the Prescribed Time, a duly completed Request.

6.2	Form of Requests

A Request will not be regarded as being duly completed unless:

(a)	the Utilisation Date is a Business Day falling within the Availability Period;

(b)	the Requested Amount is a minimum of £5,000,000 or such other amount as the Agent and the Company may agree;

(c)	only one Term is specified which:

(i)	does not overrun the Final Maturity Date; and

(ii)	is a period of between 7 and 187 days; and

(d)	the payment instructions comply with Clause 12 (Payments).

6.3	Amount of Bills to be accepted by each Bank

(a)	The aggregate principal amount of the Bills to be accepted by a Bank will be the proportion of the Requested Amount which its Commitment bears to the Total Commitments on the date of receipt of the relevant Request.

(b)	If a Bank’s Commitment is reduced to zero after receipt of a Request but before the relevant Utilisation Date, then that Bank will not accept any Bills and the amount of the Utilisation will be reduced accordingly.

6.4	Notification of the Banks

The Agent shall, not later than the Prescribed Time, notify each Bank of the details of the requested Bills and the aggregate principal amount of the Bills to be accepted by it.

6.5	Acceptance of Bills

(a)	The Agent shall, not later than the Prescribed Time, deliver to each Bank, Bills completed in accordance with Clause 7.1 (Holding and completion of Bills).

(b)	Each Bank shall accept the Bills delivered to it in accordance with paragraph (a) above.

(c)	The Agent shall, not later than the Prescribed Time, notify the Borrower and each Bank of the applicable EBDR.

(d)	Subject to the terms of this Agreement, each Bank shall pay to the Agent for the Borrower an amount equal to:

(i)	the amount which the Bank would have received as the proceeds of discounting if it had discounted the Bills accepted by it at the applicable EBDR; less

(ii)	acceptance commission calculated at the Acceptance Commission Rate on the aggregate principal amount of those Bills.

6.6	Advances as an alternative

(a)	If:

(i)	it is contrary to any law or regulation for a Bank to accept any Bills; or

(ii)	a Bank considers that it does not have the capacity (within its bill acceptance limits imposed by the Bank of England or other applicable authority) to accept any particular Bills; or

(iii)	a Bank is not a bank whose acceptances are treated as eligible by the Bank of England,

then it may notify the Agent accordingly, giving reasonable details of the particular circumstances. The Agent shall promptly give a copy of the notice to the Borrower.

(b)	If a Bank notifies the Agent in accordance with paragraph (a) above, then, subject to the terms of this Agreement, the Bank shall instead make an Advance in accordance with Clause 5 (The Advance Facility) in Sterling on the relevant Utilisation Date in a principal amount equal to the aggregate principal amount of the Bills which it would otherwise have been obliged to accept pursuant to this Clause 6 (The Bill Facility) and for a Term equal to the Term of those Bills.

7.	BILLS

7.1	Holding and completion of Bills

(a)	A Borrower shall ensure that the Agent has:

(i)	a sufficient stock of Bills; and

(ii)	a Power of Attorney which is in full force and effect,

before delivering any Request for a Utilisation comprising Bills.

(b)	Each Bill shall:

(i)	be drawn by the Borrower in its own favour and endorsed by it in blank;

(ii)	be undated;

(iii)	have the Maturity Date and the face amount left blank; and

(iv)	be claused in a manner which complies with the Bank of England’s requirements for Eligible Bills at that time.

(c)	Subject to the terms of this Agreement, the Agent shall:

(i)	date each Bill with its Utilisation Date;

(ii)	insert in each Bill the name of the Bank by which it is accepted, its face amount and its Maturity Date; and

(iii)	deliver the requisite number of completed Bills to the Banks for acceptance in accordance with this Agreement.

7.2	Rounding of principal amount of Bills

The Agent may round the principal amount of the relevant Bills to be accepted by each Bank to ensure that each Bill has a principal amount of an integral multiple of £10,000, being not less than £100,000 nor more than £5,000,000.

7.3	Discounting of Bills

Each Bank may arrange for a Bill accepted by it to be discounted on its behalf in the London discount market or elsewhere or discount the Bill itself.

7.4	Information relating to Bills

Each Borrower shall, promptly on request by a Finance Party, supply to the Agent for that Finance Party any information relating to any Bill (including the underlying trade transaction for that Bill) as that Finance Party may reasonably require or which may be required by the Bank of England or any other fiscal or monetary authority in the United Kingdom.

7.5	Eligible Bills

A Borrower shall ensure that each Bill drawn by it and accepted by a Bank is, assuming that the relevant Bank is a bank whose acceptances are then being treated as eligible acceptances by the Bank of England, eligible for rediscounting at the Bank of England.

8.	REPAYMENT

8.1	Repayment of Advances

Each Borrower shall repay each Advance made to it in full on its Maturity Date to the Agent for the relevant Bank.

8.2	Payment of Bills

Each Borrower shall pay an amount equal to the principal amount of each Bill drawn by it on its Maturity Date to the Agent for the relevant Bank.

9.	PREPAYMENT AND CANCELLATION

9.1	Mandatory prepayment—change in control

(a)	The Company shall promptly notify the Agent if it becomes aware of any person or group of persons acting in concert gaining control of the Company.

(b)	After notification under paragraph (a) above, if the Majority Banks so require, the Agent must, by no less than 30 days’ notice to the Company:

(i)	cancel the Total Commitments; and

(ii)	declare all outstanding Utilisations, together with accrued interest and all other amounts accrued under the Finance Documents, to be immediately due and payable.

Any such notice will take effect in accordance with its terms.

(c)	In paragraph (a) above:

control has the meaning given to it in section 840 of the Income and Corporation Taxes Act 1988; and

acting in concert has the meaning given to it in the City Code on Takeovers and Mergers.

9.2	Automatic cancellation of the Total Commitments

Any undrawn Commitment of a Bank shall be automatically cancelled at close of business on the last day of the Availability Period.

9.3	Voluntary prepayment and cancellation

(a)	The Company may, by giving not less than 3 Business Days’ prior notice to the Agent, cancel the unutilised portion of the Total Commitments in whole or in part (but, if in part, in a minimum amount of £5,000,000). Any cancellation in part shall be applied against the Commitment of each Bank pro rata.

(b)	A Borrower may (subject to Clause 25 (Indemnities)), by giving not less than 3 Business Days’ prior notice to the Agent, prepay the Advances comprised in a Utilisation made to it in whole or in part (but, if in part, in a minimum amount of £5,000,000 (or its equivalent in other currencies)). Any prepayment in part shall be applied against the Advances comprised in the relevant Utilisation pro rata.

9.4	Additional right of prepayment and cancellation

If any Obligor is required to pay any amount to a Bank under Clause 13 (Taxes) or Clause 15 (Increased costs), the Company may, whilst the circumstances giving rise to the requirement continue, serve a notice of prepayment and cancellation on that Bank through the Agent. On the date falling five Business Days after the date of service of the notice:

(a)	each Borrower shall prepay any Advances made to it by that Bank together with all other amounts payable by it to that Bank under this Agreement including, without limitation, any amounts due under Clause 25 (Indemnities);

(b)	each Borrower shall immediately perform its obligations under Clause 8.2 (Payment of Bills) in respect of all outstanding Bills accepted by that Bank; and

(c)	the Bank’s Commitment shall be cancelled on the date of service of the notice.

9.5	Mitigation

If circumstances arise which would, or would on the giving of notice, result in:

(a)	any additional amounts becoming payable under Clause 13.1 Tax gross-up); or

(b)	any amount becoming payable under Clause 15.1 (Increased costs); or

(c)	any prepayment or cancellation under Clause 16 (Illegality),

then, without limiting the obligations of the Obligors under this Agreement and without prejudice to the terms of Clauses 13.1 (Tax gross-up), 15.1 (Increased costs) and 16 (Illegality), each Bank shall, in consultation with the Company take such reasonable steps as may be open to it to mitigate or remove the relevant circumstance, including (without limitation) the transfer of its rights and obligations under this Agreement to another bank or financial institution, unless to do so might (in the opinion of the Bank) have a material adverse effect on its business, operations or financial condition or be otherwise prejudicial to it.

9.6	Miscellaneous provisions

(a)	Any notice of prepayment and/or cancellation under this Agreement is irrevocable. The Agent shall notify the Banks promptly of receipt of any such notice.

(b)	All prepayments under this Agreement shall be made together with accrued interest on the amount prepaid. Subject to Clause 25.2(c) (Indemnities) no premium or penalty is payable, in respect of any prepayment.

(c)	No prepayment or cancellation is permitted except in accordance with the express terms of this Agreement.

(d)	If a Borrower complies with its obligations under Clause 8.2 (Payment of Bills) in respect of a Bill prior to its Maturity Date, then, on that Maturity Date, the relevant Bank shall pay to that Borrower an amount equal to the interest accrued on the amount so paid at a rate determined by the Bank to be the applicable LIBID in respect of the period one Business Day after receipt of the payment up to but excluding the relevant Maturity Date (the relevant period). For this purpose the applicable LIBID is the rate quoted by the relevant Bank to leading banks in the London interbank market at or about 11.00 a.m. on the relevant day for the taking of Sterling deposits for a period comparable to the relevant period.

(e)	Without prejudice to the right of a Borrower to reborrow or redraw, subject to the terms of this Agreement, amounts repaid or paid under Clause 8 (Repayment) or prepaid under Clause 9.3(b) (Voluntary prepayment and cancellation), no amount prepaid under this Agreement may subsequently be re-borrowed. No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

10.	INTEREST

10.1	Interest rate

The rate of interest on each Advance for its Term is the rate per annum determined by the Agent to be the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Cost.

10.2	Due dates

Except as otherwise provided in this Agreement, accrued interest on each Advance is payable by the relevant Borrower on its Maturity Date and also, if the Term is longer than six months, on the dates falling at six-monthly intervals after the first day of that Term.

10.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under this Agreement, it shall forthwith on demand by the Agent pay interest on the overdue amount from the due date up to the date of actual payment, as well after as before judgment, at a rate (the default rate) determined by the Agent to be 1 per cent. per annum above:

(i)	in the case of a failure to repay an Advance falling due prior to its Maturity Date and until that Maturity Date, the rate then applicable to that Advance under Clause 10.1 (Interest rate); and

(ii)	in all other cases, the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted an Advance in the currency of the overdue amount for such successive Terms of such duration as the Agent may determine (each a Designated Term).

(b)	The default rate will be determined on each Business Day or the first day of, or two Business Days before the first day of, the relevant Designated Term, as appropriate.

(c)	If the Agent determines that deposits in the currency of the overdue amount are not at the relevant time being made available by the Reference Banks to leading banks in the London interbank market, the default rate will be determined by reference to the cost of funds to the Agent from whatever sources it selects.

(d)	Default interest will be compounded at the end of each Designated Term.

10.4	Notification of rates of interest

The Agent shall promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

11.	OPTIONAL CURRENCIES

11.1	Selection

No Borrower may request an Advance denominated in an Optional Currency (other than Dollars or Euros) unless the Agent has confirmed to the Borrower that the Optional Currency is readily available and freely transferable in the London foreign exchange market.

11.2	Change of Currency

If, before 9.00 a.m. on the Rate Fixing Day for an Advance to be denominated in an Optional Currency, the Agent receives notice from a Bank that:

(a)	it is impracticable for the Bank to fund its Advance for its Term in that Optional Currency in the ordinary course of business in the London interbank market; or

(b)	the use of the proposed Optional Currency might contravene any law or regulation,

then:

(i)	the Agent shall promptly and in any event before 10.00 a.m. on that Rate Fixing Day notify the relevant Borrower;

(ii)	if the Agent receives notice from the relevant Borrower by 11.00 a.m. on the relevant Rate Fixing Day, the Advance shall not be made; and

(iii)	if the Agent does not receive any notice under sub-paragraph (ii) above, the Advance will be denominated instead in Sterling in an amount equal to its Original Sterling Amount.

11.3	Notification of rates and amounts

The Agent shall notify each relevant Party of any applicable Agent’s Spot Rate of Exchange or Original Sterling Amount promptly after it is ascertained.

12.	PAYMENTS

12.1	Place

All payments by an Obligor or a Bank under the Finance Documents shall be made to the Agent to its account at such office or bank in England or Wales or, in the case of a payment in an Optional Currency (other than Euros), the principal financial centre of the country of that Optional Currency or, in the case of a payment in Euros, in the principal financial centre of a Participating Member State or London, as it may notify by not less than two Business Days’ prior notice to that Obligor or Bank for this purpose.

12.2	Funds

Payments under the Finance Documents to the Agent shall be made for value on the due date at such times and in such funds as the Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

12.3	Distribution

(a)	Each payment received by the Agent under the Finance Documents for another Party shall, subject to paragraphs (b) and (c) below, be made available by the Agent to that Party by payment (on the date and in the currency and funds of receipt) to its account with such office or bank:

(i)	in the principal financial centre of the country of the relevant currency; or

(ii)	in the case of Euros, in the principal financial centre of a Participating Member State or London,

as it may notify to the Agent for this purpose by not less than five Business Days’ prior notice.

(b)	(i) The Agent may (if a Default is outstanding or the Company consents) apply any amount received by it for an Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from an Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(ii)	Unless a Default is then outstanding or the relevant Borrower otherwise directs, the Agent shall apply a Rollover Utilisation in or towards payment of the Utilisation due to be repaid on the Utilisation Date of that Rollover Utilisation.

(c)

Where a sum is to be paid under the Finance Documents to the Agent for the account of another Party, the Agent is not obliged to pay that sum to that Party until it has established that it has actually received that sum. The Agent may, however, assume that the sum has been paid to it in accordance with the Finance Documents and, in reliance on that assumption, make available to that Party a corresponding amount. If the sum has not been made available but the Agent has paid a corresponding amount to another Party, that Party shall forthwith on demand refund the corresponding amount to the Agent together with interest on that amount from the date of payment to the date of receipt, calculated at a rate reasonably determined by the Agent to reflect its cost of funds.

12.4	Currency

(a)	A repayment or prepayment of an Advance is payable in the currency in which the Advance is denominated.

(b)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)	Amounts payable in respect of costs, expenses, taxes and the like are payable in the currency in which they are incurred.

(d)	Any other amount payable under the Finance Documents is, except as otherwise provided in the Finance Documents, payable in Sterling.

12.5	Set-off and counterclaim

All payments made by an Obligor under the Finance Documents shall be made without set-off or counterclaim.

12.6	Non-Business Days

(a)	If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment shall instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not). If, however, the extension of the due date would mean that a Bill would have a Term of more than 187 days, then the due date for that payment shall instead be the preceding Business Day.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on the principal at the rate payable on the original due date.

12.7	Partial payments

(a)	If the Agent receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Agent shall apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any due but unpaid fees, costs and expenses of the Agent under this Agreement;

(ii)	secondly, in or towards payment pro rata of any accrued fees due but unpaid under Clause 22.2 (Commitment fee) and 22.3 (Utilisation fee);

(iii)	thirdly, in or towards payment pro rata of any accrued interest due but unpaid under this Agreement;

(iv)	fourthly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(v)	fifthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by all the Banks, vary the order set out in sub-paragraphs (a)(ii) to (v) above.

(c)	Paragraphs (a) and (b) above shall override any appropriation made by an Obligor.

13.	TAXES

General

In this Clause:

Qualifying Bank means a Bank which is:

(a)	a U.K. Bank; or

(b)	a Treaty Bank.

Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

Treaty Bank means a Bank which is, on the date a payment of interest falls due under this Agreement:

(a)	resident (as defined in the appropriate double taxation agreement) in a country with which the U.K. has a double taxation agreement giving residents of that country exemption from U.K. taxation on interest; and

(b)	does not carry on a business in the U.K. through a permanent establishment with which the payment is effectively connected.

U.K. Bank means a Bank which is:

(a)	within the charge to U.K. corporation tax in respect of, and beneficially entitled to, a payment of interest on an Advance made by a person that was a bank for the purposes of section 349 of the Income and Corporation Taxes Act 1988 (as currently defined in section 840A of the Income and Corporation Taxes Act 1988) at the time the Advance was made; or

(b)	a U.K. Non-Bank Lender.

U.K. Non-Bank Lender means:

(a)	a company resident in the U.K. for tax purposes;

(b)	a partnership each member of which is a company resident in the U.K. for tax purposes; or

(c)	a company not resident in the U.K. for tax purposes which carries on a trade in the U.K. through a branch or agency and brings into account payments made to it under this Agreement in computing its chargeable profits for the purpose of section 11(2) of the Income and Corporation Taxes Act 1988,

which, in each case, is beneficially entitled to payments made to it under this Agreement and which has provided to a Borrower and not retracted confirmation of the above.

13.1	Tax gross-up

(a)	Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	If:

(i)	a Bank is not, or ceases to be, a Qualifying Bank; or

(ii)	an Obligor or a Bank is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction),

it must promptly notify the Agent. The Agent must then promptly notify the affected Parties.

(c)	Except as provided below, if a Tax Deduction is required by law to be made by an Obligor or the Agent, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	Except as provided below, an Obligor resident for tax purposes in the U.K. is not required to make an increased payment under paragraph (c) above to a Bank that is not, or has ceased to be, a Qualifying Bank in excess of the amount that the Obligor would have had to pay had the Bank been, or not ceased to be, a Qualifying Bank.

(e)	Paragraph (d) above will not apply if the Bank has ceased to be a Qualifying Bank by reason of any change after the date it became a Bank under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or concession of any relevant taxing authority.

(f)	An Obligor resident for tax purposes in the U.K. is not required to make an increased payment to a Bank under paragraph (c) above if that Bank is a Treaty Bank and the Obligor making the payment is able to demonstrate that the Tax Deduction would not have been required if the Bank had complied with its obligations under paragraph (i) below.

(g)	If an Obligor is required to make a Tax Deduction, that Obligor must make the minimum Tax Deduction and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(h)	Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction or payment must deliver to the Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

(i)	A Treaty Bank must co-operate with each Obligor by using its reasonable endeavours to complete any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

(j)	Any confirmation by a Bank of its status for the purpose of the definition of U.K. Non-Bank Lender must be given to the Agent on or promptly after the date it becomes a Bank. The Agent must promptly forward any confirmation received by it to a Borrower. A U.K. Non-Bank Lender must promptly notify a Borrower and the Agent of any change to its status that may affect any confirmation made by it.

13.2	Tax indemnity

(a)	Except as provided below, any Borrower not incorporated in England and Wales must indemnify a Finance Party against any loss or liability which that Finance Party (in its absolute discretion) determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b)	Paragraph (a) above does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

(i)	that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c)	A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify a Borrower of the event which will give, or has given, rise to the claim.

13.3	Tax Credits

(a)	If:

(i)	an Obligor makes a payment under Clause 13 (Taxes) (a Tax Payment) in respect of any payment to or for the account of any Bank under this Agreement; and

(ii)	the Bank obtains a refund of tax or obtains and uses a credit against tax on its overall net income (a Tax Credit) which the Bank is able to identify as attributable to that Tax Payment,

then the Bank shall reimburse the relevant Obligor such amount as the Bank reasonably determines to be the proportion of that Tax Credit which will leave the Bank (after that reimbursement) in no better or worse position than it would have been in if no Tax Payment had been required.

(b)	Each Bank has an absolute discretion as to whether to claim any Tax Credit (and, if it does claim, the extent, order and manner in which it does so) and whether any amount is due from it under this Clause 13.3 (and, if so, what amount and when). No Bank is obliged to disclose to any Party any information regarding its tax affairs and computations.

14.	MARKET DISRUPTION

14.1	Advances

(a)	If LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply an offered rate by 11.30 a.m. on a Rate Fixing Day, the applicable LIBOR shall, subject to paragraph (b) below, be determined on the basis of the quotations of the remaining Reference Banks.

(b)	If, in relation to any proposed Utilisation comprising Advances:

(i)	LIBOR is to be determined by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate for the purposes of determining the applicable LIBOR or the Agent otherwise determines that adequate and fair means do not exist for ascertaining the applicable LIBOR; or

(ii)	the Agent receives notification from Banks participating in more than 50 per cent. in value of the proposed Advances that, in their opinion:

(A)	matching deposits may not be available to them in the London interbank market in the ordinary course of business to fund their Advances for the relevant Term; or

(B)	the cost to them of matching deposits in the London interbank market would be in excess of the relevant LIBOR,

the Agent shall promptly notify the Company, the relevant Borrower and the relevant Banks of the fact and that this Clause 14.1 is in operation.

(c)	After any notification under paragraph (b) above:

(i)	the Advances comprised in the Utilisation shall be made in Sterling;

(ii)	the Advances comprised in the Utilisation shall have a Term of one month or such longer period as the Company, the Agent and the Banks may agree;

(iii)	each Advance made under sub-paragraph (i) above will bear interest at a rate per annum equal to the sum of the Margin, any applicable Mandatory Cost and the cost to the Bank making the Advance (expressed as a rate per annum) of funding the Advance from such sources as it may reasonably select;

(iv)	if the Company so requires, within five Business Days of receipt of the notification, the Company and the Agent shall enter into negotiations for a period of not more than 30 days with a view to agreeing a substitute basis for determining the rate of interest and/or funding applicable to any future Advances to be denominated in the currency of the affected Advances; and

(v)	any substitute basis agreed under sub-paragraph (iv) above shall be, with the prior consent of all the Banks, binding on all the Parties.

14.2	Bills

(a)	If, in relation to any Bills:

(i)	the Agent is unable to determine the applicable EBDR; or

(ii)	the Agent determines that the Bills do not comply with the then current Bank of England regulations for Sterling bankers’ acceptances,

the Agent shall promptly notify the Company, the relevant Borrower and the relevant Banks of the fact and that this Clause 14.2 is in operation.

(b)	After any notification under paragraph (a) above:

(i)	the relevant Bills shall not be accepted; and

(ii)	in the case of sub-paragraph (a)(i) above, no further Requests for Bills may be delivered until the Agent notifies the Company that it is once again able to determine the EBDR.

(c)	After any notification under sub-paragraph (a)(i) above if:

(i)	the Company so requests; and

(ii)	the Agent considers it practicable,

then each Bank shall instead make an Advance in accordance with Clause 5 (The Advance Facility) in Sterling on the relevant Utilisation Date in a principal amount equal to the aggregate principal amount of the Bills which it would otherwise have been obliged to accept and for a Term equal to the Term of those Bills.

14.3	Review

During any period when Clause 14.1 (Advances) or Clause 14.2(a)(i) (Bills) is in operation, the Agent, in consultation with the Reference Banks, shall periodically, but not less than monthly, review whether any of the circumstances referred to in the relevant Clause still pertain.

15.	INCREASED COSTS

15.1	Increased costs

(a)	Subject to Clause 15.2 (Exceptions), the Company shall within 14 days of demand by a Finance Party pay that Finance Party the amount of any increased cost incurred by it as a result of:

(i)	the introduction of, or any change in, or any change in the interpretation or application of, any law or regulation; or

(ii)	compliance with any regulation made after the date of this Agreement,

including any relating to taxation or reserve asset, special deposit, cash ratio, liquidity or capital adequacy requirements or any other form of banking or monetary control. A Bank shall notify the Company promptly upon its becoming aware of, and being able to assess the scope and impact of, an increased cost.

(b)	In this Agreement increased cost means:

(i)	an additional cost incurred by a Finance Party as a result of it having entered into, or performing, maintaining or funding its obligations under, this Agreement; or

(ii)	that portion of an additional cost incurred by a Finance Party in making, funding or maintaining all or any advances comprised in a class of advances formed by or including the Advances made or to be made by it under this Agreement as is attributable to it making, funding or maintaining its Advances; or

(iii)	a reduction in any amount payable to a Finance Party or the effective return to a Finance Party under this Agreement or on its capital; or

(iv)	the amount of any payment made by a Finance Party, or the amount of interest or other return foregone by a Finance Party, calculated by reference to any amount received or receivable by a Finance Party from any other Party under this Agreement.

15.2	Exceptions

Clause 15.1 (Increased costs) does not apply to any increased cost:

(a)	compensated for by the payment of the Mandatory Cost;

(b)	compensated for by the operation of Clause 13 (Taxes); or

(c)	attributable to any change in the rate of tax on the overall net income of a Bank (or the overall net income of a division or branch of the Bank) imposed in the jurisdiction in which its principal office or Facility Office is situate.

16.	ILLEGALITY

If it is or becomes unlawful in any applicable jurisdiction for a Bank to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain any Advance, then:

(a)	the Bank may notify the Company through the Agent accordingly; and

(b)	(i) each Borrower shall forthwith, or on such later date as may be permitted under the relevant law, prepay any Advances made to it by that Bank together with all other amounts payable by it to that Bank under this Agreement;

(ii)	each Borrower shall forthwith, or on such later date as may be permitted under the relevant law, perform its obligations under Clause 8.2 (Payment of Bills) in respect of all outstanding Bills accepted by that Bank; and

(iii)	the Bank’s Commitment shall be cancelled forthwith.

17.	GUARANTEE

17.1	Guarantee

Each Guarantor irrevocably, unconditionally, jointly and severally:

(a)	as principal obligor, guarantees to each Finance Party prompt performance by each Borrower other than itself of all its obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever a Borrower other than itself does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall forthwith on demand by the Agent pay that amount as if that Guarantor instead of the relevant Borrower were expressed to be the principal obligor; and

(c)	indemnifies each Finance Party on demand against any loss or liability suffered by it if any obligation guaranteed by that Guarantor is or becomes unenforceable, invalid or illegal.

17.2	Continuing guarantee

The guarantee under Clause 17.1 (Guarantee) is a continuing guarantee and will extend to the ultimate balance of all sums payable by the Borrowers under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

(a)	Where any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of each Guarantor under this Clause 17 (Guarantee) shall continue as if the discharge or arrangement had not occurred.

(b)	Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

17.4	Waiver of defences

The obligations of each Guarantor under this Clause 17 (Guarantee) will not be affected by any act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause 17 (Guarantee) or prejudice or diminish those obligations in whole or in part, including (whether or not known to it or any Finance Party):

(a)	any time or waiver granted to, or composition with, any Borrower or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Borrower or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of a Borrower or any other person;

(e)	any variation (however fundamental) or replacement of a Finance Document or any other document or security so that references to that Finance Document in this Clause 17 (Guarantee) shall include each variation or replacement;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security, to the intent that each Guarantor’s obligations under this Clause 17 (Guarantee) shall remain in full force and its guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity; and

(g)	any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of any Borrower under a Finance Document resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Guarantor’s obligations under this Clause 17 (Guarantee) be construed as if there were no such circumstance.

17.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17 (Guarantee).

17.6	Appropriations

(a)	Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(i)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(ii)	hold in a suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17 (Guarantee), without liability to pay interest on those moneys.

(b)	If:

(i)	the amount of any moneys in the suspense account referred to in sub-paragraph (a)(ii) equals or exceeds the maximum amount which may be or become payable under the Finance Documents; and

(ii)	the relevant Finance Party is satisfied that payment of the moneys in discharge of all amounts which are or may be outstanding under the Finance Documents will not be subsequently clawed-back, avoided or restored, then each Finance Party (or its trustee or agent on its behalf) shall apply those moneys in discharge of all amounts outstanding under the Finance Documents.

17.7	Non-competition

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, no Guarantor shall, after a claim has been made or by virtue of any payment or performance by it under this Clause 17 (Guarantee):

(a)	be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf) or be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Guarantor’s liability under this Clause 17 (Guarantee);

(b)	claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

(c)	receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor,

except to the extent a Security Interest is created, each Guarantor shall hold in trust for and forthwith pay or transfer to the Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause 17.7.

17.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other security now or hereafter held by any Finance Party.

17.9	U.S. Guarantors

(a)	Each U.S. Guarantor represents, warrants and agrees that (i) it will receive valuable direct and indirect benefits as a result of the transactions financed by the Utilisations and (ii) these benefits will constitute “reasonably equivalent value” and “fair consideration” as those terms are used in the fraudulent transfer laws.

(b)	Each U.S. Guarantor acknowledges and agrees that each of the Finance Parties has acted in good faith in connection with the guarantee granted under this Clause 17 (Guarantee) and the transactions contemplated by this Agreement.

(c)	This Clause 17 (Guarantee) shall be enforceable against each U.S. Guarantor to the maximum extent permitted by the fraudulent transfer laws.

(d)	Each U.S. Guarantor’s liability under this Clause 17 (Guarantee) shall be limited so that no obligation of, or transfer by, the Guarantor under this Clause 17 (Guarantee) is subject to avoidance and turnover under the fraudulent transfer laws.

(e)	For purposes of this Clause, fraudulent transfer laws mean applicable United States bankruptcy and State fraudulent transfer and conveyance statutes and the related case law.

18.	REPRESENTATIONS AND WARRANTIES

18.1	Representations and warranties

Each Obligor makes the representations and warranties set out in this Clause 18 (Representations and Warranties) to each Finance Party.

18.2	Status

(a)	It is a limited liability company or corporation, duly incorporated and validly existing under the laws of the jurisdiction of its incorporation; and

(b)	it has the corporate power to own its assets and carry on its business as it is being conducted.

18.3	Powers and authority

It has the power to enter into and perform, and has taken all necessary action to authorise the entry into, performance and delivery of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

18.4	Legal validity

Each Finance Document to which it is or will be a party constitutes, or when executed in accordance with its terms will (subject to laws affecting creditors’ rights generally) constitute, its legal, valid, binding and enforceable obligation.

18.5	Non-conflict

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not:

(a)	conflict with any law or regulation or judicial or official order to which it is subject; or

(b)	conflict with its constitutional documents; or

(c)	conflict with any document which is binding upon it or any of the assets to an extent which is reasonably likely to affect materially any Finance Party.

18.6	No default

(a)	No Event of Default is outstanding or would result from any Utilisation; and

(b)	no other event is outstanding which constitutes (or, with the giving of notice, lapse of time, determination of materiality or the fulfilment of any other applicable condition or any combination of the foregoing, might constitute) a default under any document which is binding on it or any of its assets to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.

18.7	Authorisations

All authorisations required of it in connection with its entry into and performance of, or the validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect.

18.8	Accounts

(a)	In the case of the Company, the audited consolidated accounts of the Company most recently delivered to the Agent (which, at the date of this Agreement, are the Original Group Accounts):

(i)	have been prepared in accordance with accounting principles and practices generally accepted in the United Kingdom consistently applied; and

(ii)	fairly present the consolidated financial position of the Company respectively as at the date to which they were drawn up,

and, as at the date of this Agreement there has been no material adverse change in the consolidated financial position of the Company (as the case may be) since the date to which those accounts were drawn up.

(b)	In the case of each Obligor (other than the Company), its audited accounts most recently delivered to the Agent:

(i)	have been prepared in accordance with accounting principles and practices generally accepted in the jurisdiction of its incorporation consistently applied; and

(ii)	fairly present its financial position as at the date to which they were drawn up,

and, as at the date it becomes a party to this Agreement but except as notified to the Agent prior to that date, there has been no material adverse change in the financial position of that Obligor since the date to which those accounts were drawn up.

18.9	Litigation

No litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which are reasonably likely to be adversely determined and, if adversely determined, reasonably likely to have a Material Adverse Effect.

18.10	ERISA

Each Plan of the Obligors and their respective ERISA Affiliates complies in all material respects with all applicable requirements of law and regulation and no event or condition has occurred or exists in connection with such Plan which might be reasonably likely to have a Material Adverse Effect. No Reportable Event, for which the notice requirement to the PBGC has not been waived, has occurred with respect to any Plan, and no steps have been taken to terminate any Plan. No Obligor or any Subsidiary or ERISA Affiliate of an Obligor has had a complete or partial withdrawal from any Multiemployer Plan or initiated any steps to do so.

18.11	Investment Company Act

No Obligor is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the United States Investment Company Act of 1940, as amended.

18.12	Public Utility Holding Company Act and Federal Power Act

No Obligor is a “holding company”, or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company”, within the meaning of, or otherwise subject to regulation under, the United States Public Utility Holding Company Act of 1935, as amended. No Obligor is a “public utility” within the meaning of, or otherwise subject to regulation under, the United States Federal Power Act.

18.13	Other regulation

No Obligor is subject to regulation under any United States Federal or State statute or regulation that limits its ability to incur or guarantee indebtedness.

18.14	Margin Stock

(a)	The proceeds of the Utilisations have been and will be used only for the purposes described in Clause 3 (Purpose).

(b)	No Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U and X of the Board of Governors of the United States Federal Reserve System), and no portion of any Utilisation has been or will be used, directly or indirectly, to purchase or carry margin stock or to extend credit to others for the purpose of purchasing to carrying margin stock.

(c)	No portion of any Utilisation will be used to acquire any security in a transaction that is subject to section 13 or 14 of the United States Securities Exchange Act of 1934, as amended.

18.15	Solvency

(a)	The capital of each U.S. Guarantor is not unreasonably small to conduct its business as currently conducted or as proposed to be conducted.

(b)	No U.S. Guarantor has incurred or intends to incur or believes it will incur debts beyond its ability to pay as they mature.

(c)	No U.S. Guarantor has made a transfer or incurred an obligation under this Agreement with the intent to hinder, delay or defraud any of its present or future creditors.

(d)	For purposes of this Clause:

(i)	debt means any liability on a claim;

(ii)	claim means (A) any right to payment, whether or not that right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (B) any right to an equitable remedy for breach of performance if that breach gives rise to payment, whether or not the right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured; and

(iii)	terms used in this Clause shall be construed in accordance with the applicable United States bankruptcy and New York fraudulent conveyance statutes and the related case law.

18.16	Times for making representations and warranties

The representations and warranties set out in this Clause 18 (Representations and Warranties):

(a)	(i) in the case of an Obligor which is a Party on the date of this Agreement, are made by that Obligor on that date; and

(ii)	in the case of an Obligor which becomes a Party after the date of this Agreement but except where a representation and warranty (or part) is expressed to be given at a particular date, will be deemed to be made by that Obligor on the date it executes a Borrower Accession Agreement or Guarantor Accession Agreement; and

(b)	except where a representation and warranty (or part) is expressed to be given at a particular date, are deemed to be repeated by each Obligor on the date of each Request and each Utilisation Date with reference to the facts and circumstances then existing.

19.	UNDERTAKINGS

19.1	Duration

The undertakings in this Clause 19 (Undertakings) remain in force from the date of this Agreement for so long as any amount is or may be outstanding from an Obligor under this Agreement or any Commitment is in force.

19.2	Financial information

Each Obligor shall supply to the Agent in sufficient copies for all the Banks:

(a)	as soon as the same are available (and in any event within 180 days of the end of each of its financial years):

(i)	in the case of the Company, the audited consolidated accounts of the Group for that financial year; and

(ii)	in the case of each Obligor (other than the Company), its audited accounts (or, if it is not required by any law, regulation or accounting standard or principle to prepare audited accounts within 180 days of the end of each of its financial years, the unaudited balance sheet and profit and loss account) for that financial year;

(b)	as soon as the same are available (and in any event within 120 days of the end of the first half-year of each of its financial years) in the case of the Company:

(i)	the unaudited accounts of the Group; and

(ii)	the balance sheet and profit and loss account for that half year for each Obligor;

(c)	in the case of the Company, together with the accounts specified in paragraphs (a)(i) and (b)(i) above, a certificate signed by one director and one senior officer and a Compliance Certificate in the form of Schedule 10; and

(d)	in the case of the Company, together with the accounts specified in paragraph (a)(i) above, a list of the Principal Subsidiaries as at the date to which those accounts were drawn up.

19.3	Information - miscellaneous

The Company shall supply to the Agent:

(a)	all documents despatched by it to all its shareholders (or any class of them) or by any Obligor to its creditors (or any class of them) at the same time as they are despatched;

(b)	promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending, and which are reasonably likely to be adversely determined and, if adversely determined, reasonably likely to have a Material Adverse Effect; and

(c)	promptly, such further information in the possession or control of any member of the Group regarding its financial condition and operations as the Agent may reasonably request in order to enable a Finance Party to monitor whether a Default has occurred or not, in sufficient copies for all of the Banks, if the Agent so requests.

19.4	Notification of Default

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon it becoming aware of its occurrence.

19.5	Compliance certificates

The Company shall supply to the Agent:

(a)	together with the accounts specified in Clause 19.2(a)(i) (Financial information); and

(b)	promptly at any other time, if the Agent so requests,

a certificate signed by one director and one senior officer on its behalf certifying whether it is aware of any Default that is outstanding and, if it is aware of a Default that is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

19.6	Authorisations

Each Obligor shall promptly:

(a)	obtain, maintain and comply with the terms of; and

(b)	supply certified copies to the Agent of,

any authorisation required of it under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

19.7	Pari passu ranking

Each Obligor shall procure that its obligations under the Finance Documents do and will rank at least pari passu with all its other present and future unsecured obligations, except for obligations mandatorily preferred by law.

19.8	Negative pledge

(a)	No Obligor shall, and the Company shall procure that no Principal Subsidiary will, create or permit to subsist any Security Interest on any of its assets.

(b)	Paragraph (a) does not apply to:

(i)	any lien arising by operation of law or in the contractual terms of suppliers in the ordinary course of business; or

(ii)	Security Interests in existence at the date of this Agreement and disclosed to the Arranger in writing prior to the date of this Agreement provided that the principal amount secured thereby is not increased; or

(iii)	Security Interests existing on an asset at the time of the acquisition of the asset by any member of the Group after the date of this Agreement, but only if (A) the Security Interest was not created in contemplation of the acquisition, (B) the principal amount secured by the Security Interest is not increased after the acquisition and (C) the Security Interest is discharged within six months of the acquisition; or

(iv)	Security Interests existing on the assets of a company at the time it becomes a member of the Group after the date of this Agreement, but only if (A) the Security Interest was not created in contemplation of the company becoming a member of the Group, (B) the principal amount secured by the Security Interest is not increased after the company becomes a member of the Group and (C) the Security Interest is discharged within six months of the company becoming a member of the Group; or

(v)	any Security Interest created over the proceeds of the purchase price (or part) of an asset disposed of by any member of the Group to secure any potential warranty claim arising from the disposal, so long as:

(A)	the amount secured does not exceed the maximum amount of any potential warranty claim; and

(B)	the Security Interest is released promptly upon the expiry of the period during which any such warranty claim may be made;

(vi)	any Security Interest which:

(A)	constitutes a contractual right of any bank or financial institution to apply any credit balance maintained by any member of the Group with that bank or financial institution against any amount due and payable to such bank or financial institution by any other member of the Group; and

(B)	arises in connection with any arrangements (including a cash management scheme) whereby the interest payable to that bank or financial institution by the Group as a whole is calculated upon a net basis; or

(vii)	any Security Interest over the assets comprised in a Permitted Royalty Transaction and, if the assets comprise all or substantially all of the business of a member of the Group, the shareholding or other interest of any other member of that Group, so long as the aggregate principal amount outstanding secured by any such Security Interest does not exceed at any one time US$50,000,000); or

(viii)	any other Security Interests so long as the aggregate amount of outstanding indebtedness secured by all the Security Interests permitted under this sub-paragraph (viii) at any time, together with the aggregate amount of all outstanding indebtedness permitted under Clause 19.9(b) (Transactions similar to security) at that time, does not exceed £20,000,000 (or its equivalent in other currencies) or, if there is any outstanding indebtedness secured by a Security Interest under sub-paragraph (vii) above, £10,000,000 (or its equivalent in other currencies).

(c)	If any Obligor creates or permits to subsist any Security Interest on any of its assets contrary to paragraph (a) above, all the obligations of that Obligor under this Agreement shall automatically and immediately be secured upon the same assets, ranking at least pari passu with the other obligations secured on those assets.

19.9	Transactions similar to security

(a)	Subject to paragraph (b) below, no Obligor shall, and the Company shall procure that no other member of the Group will:

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby it is or may be leased to or re-acquired or acquired by a member of the Group or any of its related entities; or

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms, except for the discounting of bills or notes in the ordinary course of trading,

in circumstances where the transaction is entered into primarily as a method of raising finance or of financing the acquisition of an asset.

(b)	Any member of the Group may enter into transactions otherwise prohibited by sub-paragraph (a)(i) above so long as the aggregate amount of outstanding indebtedness of the Group in respect of all such transactions at any time, together with the aggregate amount of all outstanding secured indebtedness permitted under Clause 19.8(b)(viii) (Negative pledge) at that time, does not exceed £20,000,000 (or its equivalent in other currencies) or, if there is any outstanding indebtedness secured by a Security Interest under Clause19.8(b)(vii), £10,000,000 (or its equivalent in other currencies).

19.10	Disposals

(a)	No Obligor shall, and the Company shall procure that no other member of the Group will, either in a single transaction or in a series of transactions, whether related or not and whether voluntarily or involuntarily, sell, transfer, grant or lease or otherwise dispose (each a disposal) of all or any substantial part of its assets.

(b)	Paragraph (a) does not apply to:

(i)	disposals made in the ordinary course of business of the disposing entity; or

(ii)	disposals of assets in exchange for comparable assets; or

(iii)	disposals of cash; or

(iv)	disposals of assets on arm’s length terms; or

(v)	disposals to an Obligor; or

(vi)	disposals from a member of the Group which is not an Obligor to another member of the Group which is also not an Obligor, so long as the Company’s interest (whether direct or indirect through Subsidiaries) in the receiving Subsidiary is not less than its interest (whether direct or indirect as above) in the disposing Subsidiary.

19.11	Change of business

The Company shall procure that no substantial change is made to the general nature of the business of the Company or the Group from that carried on at the date of this Agreement.

19.12	Mergers and acquisitions

No Obligor shall, and the Company shall procure that no other member of the Group will, acquire any assets or business or make any investment or enter into any amalgamation, demerger, merger or reconstruction if the transaction would require the prior approval of the Company’s shareholders in a general meeting in accordance with the terms of a class one transaction pursuant to the listing rules of the London Stock Exchange.

19.13	Financial Indebtedness

(a)	The Company shall procure that, except as provided below, no member of the Group (other than a Guarantor) may incur any Financial Indebtedness.

(b)	Paragraph (a) does not apply to:

(i)	any Financial Indebtedness incurred under the Finance Documents;

(ii)	any Financial Indebtedness under a Permitted Royalty Transaction;

(iii)	any Financial Indebtedness of any person acquired by a member of the Group which is incurred under arrangements in existence at the date of acquisition, but only for a period of six months from the date of the acquisition;

(iv)	any derivative transaction protecting against or benefiting from fluctuations in any rate or price entered into in the ordinary course of business;

(v)	any Financial Indebtedness owed by one member of the Group to another member of the Group; or

(vi)	Financial Indebtedness which in aggregate does not exceed £10,000,000 or its equivalent at any other time.

19.14	Financial covenants

(a)	In this Clause 19.14:

Depreciation means, in respect of any Ratio Period, the amount which would be treated as such and any amount of intangibles amortised, in either case in accordance with the accounting principles applied in connection with the Original Group Accounts.

EBITDA means the consolidated net pre-taxation profits of the Group for a Ratio Period:

(i)	including the net pre-taxation profits of a member of the Group or business or assets acquired during that Ratio Period for the part of that Ratio Period when it was not a member of the Group and/or the business or assets were not owned by a member of the Group; but

(ii)	excluding the net pre-taxation profits attributable to any member of the Group or to any business or assets sold during that Ratio Period,

and all as adjusted by:

(A)	adding back Interest Payable;

(B)	taking no account of any exceptional or extraordinary items; and

(C)	adding back depreciation and amortisation.

Excluded Cash means,

(a)	in respect of any member of the Group the amount (if any) of any cash in hand or cash at bank or other form of deposit, in each case, of that member held outside the United Kingdom which or the proceeds of which, in accordance with all applicable foreign exchange laws or other laws, is or are not permitted at that time to be applied to meet any indebtedness included in the calculation of Total Consolidated Borrowings or to be remitted to the United Kingdom; and

(b)	any cash held by Celltech Reinsurance (Ireland) Limited or any (similar) captive insurance company to the extent that cash is earmarked to meet any insurance or other claims and it cannot be applied against Total Consolidated Borrowings.

Interest Payable means all interest, acceptance commission and all other continuing, regular or periodic costs, charges and expenses in the nature of interest (whether paid, payable or capitalised) incurred by the Group in effecting, servicing or maintaining Total Consolidated Borrowings during a Ratio Period.

Interest Receivable means, in respect of any Ratio Period, all interest and other similar income received or receivable by the Group for that Ratio Period.

Investments means:

(i)	marketable debt securities issued by any government currently in the G-7;

(ii)	short term deposits and money at call with a recognised bank or financial institution except to the extent they constitute Excluded Cash;

(iii)	deposits made with the Commissioners of Inland Revenue in respect of which certificates of tax deposits have been issued by Her Majesty’s Treasury;

(iv)	the face amount of certificates of deposit issued in London by an authorised institution under the Banking Act 1987 or a Building Society authorised under the Building Societies Act 1986 or except to the extent they constitute Excluded Cash issued outside the United Kingdom by a bank or financial institution approved by the Agent;

(v)	Sterling bills of exchange eligible for rediscount at the Bank of England;

(vi)	any other negotiable money market instrument with a maximum maturity of 12 months or less excluding commercial paper issued by any person other than a state entity with ratings of A1 granted by Standard & Poor’s Corporation and P1 granted by Moody’s Investors Services Inc. respectively (or, if a rating is granted by only one of these agencies, either A1 granted by Standard & Poor’s Corporation or P1 granted by Moody’s Investors Services Inc.); and

(vii)	any cash in hand or cash at bank except to the extent they constitute Excluded Cash.

Net Interest Payable means, in respect of any Ratio Period, Interest Payable for that Ratio Period less Interest Receivable for that Ratio Period.

Ratio Period means, in relation to a period ending on 31st December, the financial year of the Group and, in relation to a period ending on 30th June, the second half of the immediately preceding financial year of the Group and the first half of the then current financial year of the Group.

Shareholders Funds means at any time the aggregate of:

(a)	the amount paid up or credited as paid up on the issued share capital of the Company; and

(b)	the amount standing to the credit of the consolidated capital and revenue reserves of the Group,

based on the latest published audited consolidated balance sheet of the Company but adjusted by:

(i)	adding any amount standing to the credit of the profit and loss account of the Group for the period ending on the date of the latest balance sheet to the extent not included in sub-paragraph (b) above;

(ii)	deducting any dividend or other distribution declared, recommended or made by any member of the Group to the extent not included in sub-paragraph (b) above;

(iii)	deducting any amount standing to the debit of the profit and loss account of the Group for the period ending on the date of the latest balance sheet to the extent not included in sub-paragraph (b) above;

(iv)	deducting any amount attributable to goodwill (other than non-amortised goodwill) or any other intangible asset acquired after 31st December, 2001;

(v)	deducting any amount attributable to an upward revaluation of assets after 31st December 2001 or, in the case of assets of a company which becomes a member of the Group after that date, the date on which that company becomes a member of the Group;

(vi)	reflecting any variation in the amount of the issued share capital of the Company and the consolidated capital and revenue reserves of the Group after the date of the latest balance sheet;

(vii)	reflecting any variation in the interest of the Company in any other member of the Group since the date of the latest balance sheet;

(viii)	excluding any amount attributable to deferred taxation; and

(ix)	excluding any amount attributable to minority interests.

Total Consolidated Borrowings means at any time the aggregate (without double counting) of the following:

(i)	the outstanding principal amount of any moneys borrowed by any member of the Group and any outstanding overdraft debit balance of any member of the Group;

(ii)	the outstanding principal amount of any debenture, bond, note, loan stock or other debt security of any member of the Group;

(iii)	the outstanding principal amount of any acceptance under any acceptance credit opened by a bank or other financial institution in favour of any member of the Group;

(iv)	the outstanding principal amount of all moneys owing to a member of the Group in connection with the sale or discounting of receivables (otherwise than on a non-recourse basis);

(v)	the outstanding principal amount of any indebtedness of any member of the Group arising from any advance or deferred payment agreements arranged primarily as a method of raising finance or financing the acquisition of an asset and where, in the case of a deferred payment agreement, the deferral is for a period in excess of 180 days;

(vi)	the capitalised element of indebtedness of any member of the Group in respect of a lease entered into primarily as a method of raising finance or financing the acquisition of the asset leased;

(vii)	any fixed or minimum premium payable on the repayment or redemption of any instrument referred to in sub-paragraph (ii) above; and

(viii)	the outstanding principal amount of any indebtedness of any person of a type referred to in sub-paragraphs (i)—(vii) above which is the subject of a guarantee indemnity and/or other form of assurance against financial loss by any member of the Group.

Any amount outstanding in a currency other than Sterling is to be taken into account at its Sterling equivalent calculated on the basis of the Agent’s Spot Rate of Exchange on the day the relevant amount falls to be calculated.

Net Debt means, at any time, Total Consolidated Borrowings less Investments of any member of the Group.

(c)	All the terms used in paragraph (a) above are to be calculated in accordance with the accounting principles applied in connection with the Original Group Accounts. If there is a dispute as to the computation or interpretation of any such term, the opinion of the auditors of the Company shall prevail except in the case of manifest error.

(d)	The Company shall procure that:

(i)	the ratio of EBITDA to Net Interest Payable is not, at the end of each Ratio Period, less than 6 to 1;

(ii)	the ratio of Net Debt to EBITDA is not, at the end of each Ratio Period, more than 3 to 1; and

(iii)	Shareholders Funds are not at any time less than £350,000,000.

20.	DEFAULT

20.1	Events of Default

Each of the events set out in Clauses 20.2 (Non-Payment) to 20.16 (Material adverse change) (inclusive) is an Event of Default (whether or not caused by any reason whatsoever outside the control of any Obligor or any other person).

20.2	Non-payment

An Obligor does not pay on the due date any amount payable by it under the Finance Documents at the place at and in the currency in which it is expressed to be payable and, if the failure to pay has been caused by an administrative or technical error, the unpaid sum is not paid in full within five Business Days of notice from the Agent.

20.3	Breach of other obligations

(a)	An Obligor does not comply with any of its obligations under Clause 19.7 (Pari passu ranking), Clause 19.8 (Negative pledge), Clause 19.9 (Transactions similar to security), Clause 19.10 (Disposals), Clause 19.12 (Mergers and acquisitions) or Clause 19.14 (Financial covenants).

(b)	An Obligor does not comply with any of its obligations under the Finance Documents and (other than those referred to in Clause 20.2 (Non-payment) or paragraph (a) above) if the breach is capable of remedy, the breach is not remedied within 21 days of notice from the Agent.

20.4	Misrepresentation

A representation, warranty or statement made or repeated in or in connection with any Finance Document or in any document delivered by or on behalf of any Obligor under or in connection with any Finance Document is incorrect in any respect when made or deemed to be made or repeated and, if the representation, warranty or statement is capable of remedy, the representation, warranty or statement is not remedied within 21 days of notice from the Agent.

20.5	Cross-default

(a)	Any Financial Indebtedness of a member of the Group is not paid when due; or

(b)	an event of default beyond any applicable grace period howsoever described occurs under any document relating to Financial Indebtedness of a member of the Group; or

(c)	any Financial Indebtedness of a member of the Group becomes prematurely due and payable or is placed on demand as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness; or

(d)	any commitment for, or underwriting of, any Financial Indebtedness of a member of the Group is cancelled or suspended as a result of an event of default (howsoever described) under the document relating to that Financial Indebtedness, unless the cancellation or suspension occurs by reason of either the acquisition of that member of the Group after the date of this Agreement or an event of default which is outstanding at the date of that acquisition; or

(e)	any Security Interest securing Financial Indebtedness over any asset of a member of the Group becomes enforceable,

unless in any such case or cases the aggregate amount of the Financial Indebtedness is less than £5,000,000 or its equivalent in other currencies.

20.6	Insolvency

(a)	An Obligor or Principal Subsidiary is, or is deemed for the purposes of any law (other than Section 123(1)(a) of the Insolvency Act 1986, unless the relevant unpaid indebtedness exceeds £5,000,000 or its equivalent in other currencies) to be, unable to pay its debts as they fall due or to be insolvent, or admits inability to pay its debts as they fall due; or

(b)	an Obligor or Principal Subsidiary suspends making payments on all or any class of its debts or announces an intention to do so, or a moratorium is declared in respect of any of its indebtedness; or

(c)	an Obligor or Principal Subsidiary by reason of financial difficulties, begins negotiations with all of its creditors or any class of them with a view to the readjustment or rescheduling of any of its indebtedness.

20.7	Insolvency proceedings

(a)	Any step (including petition, proposal or convening a meeting) is taken with a view to a composition, assignment or arrangement with any creditors of any Obligor or Principal Subsidiary; or

(b)	a meeting of an Obligor or Principal Subsidiary is convened for the purpose of considering any resolution for (or to petition for) its winding-up or its administration or any such resolution is passed; or

(c)	any person presents a petition for the winding-up of any Obligor or Principal Subsidiary other than a petition presented by a creditor:

(i)	on vexatious or frivolous grounds; or

(ii)	which is discharged within 21 days; or

(d)	any person presents a petition for the administration of any Obligor or Principal Subsidiary; or

(e)	any order for the winding-up or administration of any Obligor or Principal Subsidiary is made; or

(f)	any other step (including petition, proposal or convening a meeting) is taken with a view to the administration, custodianship, liquidation, winding-up or dissolution of any Obligor or Principal Subsidiary, or any other insolvency proceedings involving any Obligor or Principal Subsidiary other than in relation to the solvent winding-up of an Obligor (other than the Company) or Principal Subsidiary.

20.8	Appointment of receivers and managers

(a)	Any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like is appointed in respect of any Obligor or Principal Subsidiary or any part of its assets; or

(b)	the directors of an Obligor or Principal Subsidiary requests the appointment of a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or the like.

20.9	Creditors’ process

Any attachment, sequestration, distress or execution affects any asset of a member of the Group and is not discharged within 28 days.

20.10	Analogous proceedings

There occurs, in relation to an Obligor or Principal Subsidiary, any event anywhere which is analogous with any of those mentioned in Clauses 20.6 (Insolvency) to 20.9 (Creditors’ process) (inclusive).

20.11	ERISA

(a)	Any event or condition occurs that presents a risk that any Obligor or any ERISA Affiliate may incur a liability to a Plan (other than any ordinary periodic contribution obligations thereto) or to the United States Internal Revenue Service or the PBGC with respect to a Plan (other than premiums due in the ordinary course); or

(b)	an “accumulated funding deficiency” arises (as that term is defined in Section 412 of the Code or section 302 of ERISA), whether or not waived, by reason of the failure of any Obligor or any ERISA Affiliate to make a contribution to a Plan when due, in each case which is reasonably likely to have a Material Adverse Effect.

20.12	Cessation of business

An Obligor or Principal Subsidiary ceases, or threatens to cease, to carry on all or a substantial part of its business, unless the cessation, or threatened cessation:

(a)	involves a transfer of the business to another Obligor; or

(b)	is a permitted disposal under Clause 19.10 (Disposals); or

(c)	arises in the course of the solvent winding-up of an Obligor (other than the Company) or Principal Subsidiary.

20.13	Unlawfulness

It is or becomes unlawful for any Obligor to perform any of its material obligations under the Finance Documents.

20.14	Guarantee

The guarantee of any Guarantor is not effective or is alleged by an Obligor to be ineffective for any reason, unless the Company is still able to perform its obligations under Clause 28.5 (Additional Guarantors) if that Guarantor were not a Guarantor.

20.15	Ownership of the Obligors

Any Obligor (other than the Company) is not or ceases to be a Subsidiary of the Company.

20.16	Material adverse change

Any event or series of events occurs which is reasonably likely to have a Material Adverse Effect.

20.17	Acceleration

On and at any time after the occurrence of an Event of Default whilst it is continuing the Agent may, and shall if so directed by the Majority Banks, by notice to the Company:

(a)	cancel the Total Commitments; and/or

(b)	declare that each Borrower’s obligations under Clause 8.2 (Payment of Bills) in respect of all outstanding Bills are immediately due and; and/or

(c)	demand that all the Advances, together with accrued interest, and all other amounts accrued under this Agreement be immediately due and payable; and/or

(d)	demand that all the Advances and/or each Borrower’s obligations under Clause 8.2 (Payment of Bills) be payable on demand.

21.	THE AGENT AND THE ARRANGER

21.1	Appointment and duties of the Agent

Each Finance Party (other than the Agent) irrevocably appoints the Agent to act as its agent under and in connection with the Finance Documents, and irrevocably authorises the Agent on its behalf to perform the duties and to exercise the rights, powers and discretions that are specifically delegated to it under or in connection with the Finance Documents, together with any other incidental rights, powers and discretions. The Agent shall have only those duties which are expressly specified in this Agreement. Those duties are solely of a mechanical and administrative nature.

21.2	Role of the Arranger

Except as otherwise provided in this Agreement, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

21.3	Relationship

The relationship between the Agent and the other Finance Parties is that of agent and principal only. Without prejudice to its obligations under the Finance Documents, nothing in this Agreement constitutes the Agent as trustee or fiduciary for any other Party or any other person and the Agent need not hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

21.4	Majority Banks’ directions

The Agent will be fully protected if it acts in accordance with the instructions of the Majority Banks in connection with the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Banks will be binding on all the Banks. In the absence of such instructions the Agent may act as it considers to be in the best interests of all the Banks.

21.5	Delegation

The Agent may act under the Finance Documents through its personnel and agents.

21.6	Responsibility for documentation

Neither the Agent nor the Arranger is responsible to any other Party for:

(a)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(b)	the collectability of amounts payable under any Finance Document; or

(c)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

21.7	Default

(a)	The Agent is not obliged to monitor or enquire as to whether or not a Default has occurred. The Agent will not be deemed to have knowledge of the occurrence of a Default. However, if the Agent receives notice from a Party referring to this Agreement, describing the Default and stating that the event is a Default, it shall promptly notify the Banks.

(b)	The Agent may require the receipt of security satisfactory to it whether by way of payment in advance or otherwise, against any liability or loss which it will or may incur in taking any proceedings or action arising out of or in connection with any Finance Document before it commences these proceedings or takes that action.

21.8	Exoneration

(a)	Without limiting paragraph (b) below, the Agent will not be liable to any other Party for any action taken or not taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind (including negligence or wilful misconduct) by that officer, employee or agent in relation to any Finance Document. Any officer, employee or agent of the Agent may rely on this Subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

21.9	Reliance

The Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by a director or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify; and

(c)	engage, pay for and rely on legal or other professional advisers selected by it (including those in the Agent’s employment and those representing a Party other than the Agent).

21.10	Credit approval and appraisal

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Bank confirms that it:

(a)	has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Agent or the Arranger in connection with any Finance Document; and

(b)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

21.11	Information

(a)	The Agent shall promptly forward to the person concerned the original or a copy of any document which is delivered to the Agent by a Party for that person.

(b)	The Agent shall promptly supply a Bank with a copy of each document received by the Agent under Clause 4 (Conditions Precedent), 28.4 (Changes to the Borrower) or 28.5 (Additional Guarantors) upon the request and at the expense of that Bank.

(c)	Except where this Agreement specifically provides otherwise, the Agent is not obliged to review or check the accuracy or completeness of any document it forwards to another Party.

(d)	Except as provided above, the Agent has no duty:

(i)	either initially or on a continuing basis to provide any Bank with any credit or other information concerning the financial condition or affairs of any Obligor or any related entity of any Obligor whether coming into its possession or that of any of its related entities before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Bank in accordance with this Agreement, to request any certificates or other documents from any Obligor.

(e)	In acting as the Agent, the agency division of the Agent is treated as a separate entity from its other divisions and departments. Any information acquired by the Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Agent may be treated as confidential by the Agent and will not be treated as information possessed by the Agent in its capacity as such.

(f)	The Agent is not obliged to disclose to any person any confidential information supplied to it by a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required to any term of the Finance Documents.

(g)	Each Obligor irrevocably authorises the Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Agent

21.12	The Agent and the Arranger individually

(a)	If it is also a Bank, each of the Agent and the Arranger has the same rights and powers under this Agreement as any other Bank and may exercise those rights and powers as though it were not the Agent or the Arranger.

(b)	If it is also a Bank, any reference in the Finance Documents to the Agent means the agency department of the Agent specifically responsible for acting as Agent under and in connection with the Finance Documents, as referred to in Clause 34 (Notices). In acting as Agent, the agency department will be treated as a separate entity from any other department or division of the Bank concerned. Without limiting the above, the Agent will not be deemed to have notice of a document, information, fact, matter or thing in the possession or knowledge of any other department or division of that Bank.

(c)	Each of the Agent and Arranger may:

(i)	carry on any business with an Obligor or its related entities;

(ii)	act as agent or trustee for, or in relation to any financing involving, an Obligor or its related entities; and

(iii)	retain any profits or remuneration in connection with its activities under this Agreement or in relation to any of the foregoing.

21.13	Indemnities

(a)

Without limiting the liability of any Obligor under the Finance Documents, each Bank shall forthwith on demand indemnify the Agent (to the extent not reimbursed by an Obligor and without prejudice to the liability of any Obligor under this Agreement) for its proportion of any liability or loss incurred by the Agent in any way relating to or arising out of its acting as the Agent, except to the extent that the liability or loss arises directly from the Agent’s gross negligence or wilful misconduct.

(b)	A Bank’s proportion of the liability or loss set out in paragraph (a) above is the proportion which the Original Sterling Amount of its Advance(s) and Bills (if any) bears to the Original Sterling Amount of all Advances or Bills outstanding on the date of the demand. If, however, no Advances or Bills are outstanding on the date of demand, then the proportion will be the proportion which its Commitment bears to the Total Commitments at the date of demand or, if the Total Commitments have been cancelled, bore to the Total Commitments immediately before being cancelled.

(c)	The Agent may deduct from any amount received by it for a Bank any amount due to the Agent from that Bank under a Finance Document but unpaid.

21.14	Compliance

(a)	The Agent may refrain from doing anything which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(b)	Without limiting paragraph (a) above, the Agent need not disclose any information relating to any Obligor or any of its related entities if the disclosure might, in the opinion of the Agent, constitute a breach of any law or regulation or any duty of secrecy or confidentiality or be otherwise actionable at the suit of any person.

21.15	Resignation of Agent

(a)	Notwithstanding its irrevocable appointment, the Agent may resign by giving notice to the Banks and the Company or be removed by notice to that effect given, with prior notification to the Company by the Majority Banks. In the case of the resignation of the Agent, the Agent may forthwith appoint one of its Affiliates as successor Agent or, failing that, and in the case of the removal of the Agent, the Majority Banks, after consultation with the Company, may appoint a successor Agent.

(b)	If the appointment of a successor Agent is to be made by the Majority Banks but they have not, within 30 days after notice of resignation, appointed a successor Agent which accepts the appointment, the retiring Agent, after consultation with the Company, may appoint a successor Agent.

(c)	The resignation of the retiring Agent and the appointment of any successor Agent will both become effective only upon the successor Agent notifying all the Parties that it accepts the appointment. On giving the notification, the successor Agent will succeed to the position of the retiring Agent and the term Agent will mean the successor Agent.

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as the Agent under this Agreement.

(e)	Upon its resignation becoming effective, this Clause 21 (The Agent and the Arranger) shall continue to benefit the retiring Agent in respect of any action taken or not taken by it under or in connection with the Finance Documents while it was the Agent, and, subject to paragraph (d) above, it shall have no further obligation under any Finance Document.

21.16	Banks

(a)	The Agent may treat each Bank as a Bank, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received notice from the Bank to the contrary by not less than five Business Days prior to the relevant payment.

(b)	The Agent may at any time, and must if requested to do so by the Majority Banks, convene a meeting of the Banks.

22.	FEES

22.1	Front-end fee

The Company shall pay to the Agent for the Arranger a front-end fee in the amount and on the date agreed in the Fee Letter. The front-end fee shall be distributed by the Agent, on behalf of the Arranger, among the Banks in the proportions agreed between the Arranger and the Banks prior to the date of this Agreement.

22.2	Commitment fee

(a)	The Company shall, or shall procure that another Obligor shall, pay to the Agent for each Bank a commitment fee computed at the rate of nought point three seven five per cent. (0.375%) per annum on the undrawn, uncancelled amount of that Bank’s Commitment during the Availability Period. For this purpose, Advances are taken at their Original Sterling Amount.

(b)	Accrued commitment fee is payable quarterly in arrear. Accrued commitment fee is also payable to the Agent for the relevant Bank(s) on the cancelled amount of its Commitment at the time the cancellation takes effect.

22.3	Utilisation fee

(a)	The Company shall pay to the Agent for each Bank a utilisation fee computed at the rate of:

(i)	for each day on which the aggregate Original Sterling Amount of the outstanding Utilisations exceeds 25 per cent. of the Total Commitments but is less than 50 per cent. of the Total Commitments, 0.05 per cent. per annum; and

(ii)	for each day on which the aggregate Original Sterling Amount of outstanding Utilisations exceeds 50 per cent. of the Total Commitments but is less than 75 per cent. of the Total Commitments, 0.10 per cent. per annum; and

(iii)	for each day on which the aggregate Original Sterling Amount of outstanding Utilisations exceeds 75 per cent. of the Total Commitments, 0.15 per cent. per annum.

(b)	Utilisation fee is payable on the amount of each Bank’s participation in outstanding Utilisations.

(c)	Accrued utilisation fee is payable quarterly in arrear. Accrued utilisation fee is also payable to the Agent for a Bank on the date that its Commitment is cancelled and its participation in the Utilisations prepaid or repaid in full.

22.4	Agent’s Fee

The Company shall, or shall procure that another Obligor shall, pay to the Agent for its own account an agency fee in the amount and on the dates agreed in the Fee letter.

22.5	VAT

Any fee referred to in this Clause 22 (Fees) is exclusive of any value added tax or any similar tax which might be chargeable in connection with that fee. If any value added tax or other tax is so chargeable, it shall be paid by the Company or the relevant Obligor at the same time as it pays the relevant fee subject to it having received a valid tax invoice.

23.	EXPENSES

23.1	Initial and special costs

The Company shall or shall procure that another Obligor shall within 14 days of demand pay the Agent and the Arranger the amount of all reasonable out of pocket costs and expenses (including legal fees) incurred by either of them in connection with:

(a)	the arrangement and syndication of the Facilities; and

(b)	the negotiation, preparation, printing and execution of:

(i)	this Agreement and any other documents (other than a Novation Certificate) referred to in this Agreement;

(ii)	any other Finance Document (other than a Novation Certificate) executed after the date of this Agreement; and

(c)	any amendment, waiver, consent or suspension of rights (or any proposal for any of the foregoing) requested by or on behalf of an Obligor or in the case of Clause 27.2 (Change of currency), the Agent, and relating to a Finance Document or a document referred to in any Finance Document.

23.2	Enforcement costs

The Company shall or shall procure that another Obligor shall within 14 days of demand pay to each Finance Party the amount of all costs and expenses (including legal fees) properly and reasonably incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

24.	STAMP DUTIES

The Company shall or shall procure that another Obligor shall pay and forthwith on demand indemnify each Finance Party against any liability it incurs in respect of any stamp, registration and similar tax which is or becomes payable in connection with the entry into, performance or enforcement of any Finance Document (other than a Novation Certificate).

25.	INDEMNITIES

25.1	Currency indemnity

(a)	If a Finance Party receives an amount in respect of an Obligor’s liability under the Finance Documents or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the contractual currency) in which the amount is expressed to be payable under the relevant Finance Document:

(i)	that Obligor shall indemnify that Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion;

(ii)	if the amount received by that Finance Party, when converted into the contractual currency at a market rate in the usual course of its business, is less than the amount owed in the contractual currency, the Obligor concerned shall forthwith on demand pay to that Finance Party an amount in the contractual currency equal to the deficit; and

(iii)	the Obligor shall pay to the Finance Party concerned on demand any exchange costs and taxes payable in connection with any such conversion.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

25.2	Other indemnities

The Company shall forthwith on demand indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(a)	the occurrence of any Default;

(b)	the operation of Clause 27.2 (Change of Currency) (save to the extent covered by Clause 23.1 (Initial and special costs)), Clause 20.17 (Acceleration) or Clause 31 (Pro rata sharing);

(c)	any payment of principal or an overdue amount being received from any source otherwise than on its Maturity Date and, for the purposes of this paragraph (c), the Maturity Date of an overdue amount is the last day of each Designated Term (as defined in Clause 10.3 (Default interest)); or

(d)	(other than by reason of negligence or default by a Finance Party) a Utilisation not being effected after the Borrower has delivered a Request for that Utilisation.

The Company’s liability in each case includes any (other than loss of Margin) loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Advance or Bill.

26.	EVIDENCE AND CALCULATIONS

26.1	Accounts

Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate.

26.2	Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under this Agreement is prima facie evidence of the matters to which it relates.

26.3	Calculations

Interest (including any applicable Mandatory Cost) and the fees payable under Clause 22.2 (Commitment fee) and 22.3 (Utilisation fee) accrue from day to day and are calculated on the basis of the actual number of days elapsed and a year of 365 days, or where market practice otherwise dictates, 360 days. Acceptance commission is calculated on the basis of the number of days in the relevant Term and a year of 365 days.

27.	AMENDMENTS AND WAIVERS

27.1	Procedure

(a)	Subject to Clause 27.3 (Exceptions), any term of the Finance Documents may be amended or waived with the agreement of the Company, the Majority Banks and the Agent. The Agent may effect, on behalf of the Banks, an amendment to which they or the Majority Banks have agreed.

(b)	The Agent shall promptly notify the other Parties of any amendment or waiver effected under paragraph (a) above, and any such amendment or waiver shall be binding on all the Parties.

27.2	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent; and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably) specifies to be necessary be amended to comply with any generally accepted conventions and market practice in the relevant interbank market and otherwise to reflect the change in currency.

27.3	Exceptions

An amendment or waiver which relates to:

(a)	the definition of Majority Banks in Clause 1.1;

(b)	an extension of the date for, or a decrease in an amount (including any reduction in the rate of interest or commitment or utilisation fee) or a change in the currency of, any payment under the Finance Documents;

(c)	an increase in a Bank’s Commitment;

(d)	a term of a Finance Document which expressly requires the consent of each Bank; or

(e)	Clause 31 (Pro rata sharing), Clause 17.1 (Guarantee), Clause 28.6 (Release of Guarantors) or this Clause 27 (Amendments and Waivers),

may not be made without the consent of all the Banks.

27.4	Waivers and remedies cumulative

The rights of each Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.

Delay in exercising or non-exercise of any such right is not a waiver of that right.

28.	CHANGES TO THE PARTIES

28.1	Transfers by Obligors

No Obligor may assign, transfer, novate or dispose of any of, or any interest in, its rights and/or obligations under this Agreement.

28.2	Transfers by Banks

(a)	A Bank (the Existing Bank) may at any time assign, transfer or novate any of its Commitment and/or rights and/or obligations under this Agreement to another bank or financial institution (the New Bank). The prior consent of the Company is required for any such assignment, transfer or novation, unless the New Bank is another Bank or an Affiliate of a Bank. However, the prior consent of the Company must not be unreasonably withheld or delayed.

(b)	A transfer of obligations will be effective only if either:

(i)	the obligations are novated in accordance with Clause 28.3 (Procedure for novations); or

(ii)	the New Bank confirms to the Agent and the Company that it undertakes to be bound by the terms of this Agreement as a Bank in form and substance satisfactory to the Agent. On the transfer becoming effective in this manner the Existing Bank shall be relieved of its obligations under this Agreement to the extent that they are transferred to the New Bank.

(c)	Nothing in this Agreement restricts the ability of a Bank to sub-contract an obligation if that Bank remains liable under this Agreement for that obligation.

(d)	On each occasion an Existing Bank assigns, transfers or novates any of its Commitment and/or rights and/or obligations under this Agreement, the New Bank shall, on the date the assignment, transfer and/or novation takes effect, pay to the Agent for its own account a fee of £1,000.

(e)	An Existing Bank is not responsible to a New Bank for:

(i)	the execution, genuineness, validity, enforceability or sufficiency of any Finance Document or any other document;

(ii)	the collectability of amounts payable under any Finance Document; or

(iii)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document.

(f)	Each New Bank confirms to the Existing Bank and the other Finance Parties that it:

(i)	has made its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Bank in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities while any amount is or may be outstanding under this Agreement or any Commitment is in force.

(g)	Nothing in any Finance Document obliges an Existing Bank to:

(i)	accept a re-transfer from a New Bank of any of the rights and/or obligations assigned, transferred or novated under this Clause; or

(ii)	support any losses incurred by the New Bank by reason of the non-performance by any Obligor of its obligations under this Agreement or otherwise.

(h)	Any reference in this Agreement to a Bank includes a New Bank, but excludes a Bank if no amount is or may be owed to or by that Bank under this Agreement and its Commitment has been cancelled or reduced to nil.

28.3	Procedure for novations

(a)	A novation is effected if:

(i)	the Existing Bank and the New Bank deliver to the Agent a duly completed certificate, substantially in the form of Schedule 6 (Novation Certificate) (a Novation Certificate); and

(ii)	the Agent executes it.

(b)	Each Party (other than the Existing Bank and the New Bank) irrevocably authorises the Agent to execute any duly completed Novation Certificate on its behalf.

(c)	To the extent that they are expressed to be the subject of the novation in the Novation Certificate:

(i)	the Existing Bank and the other Parties (the existing Parties) will be released from their obligations to each other (the discharged obligations);

(ii)	the New Bank and the existing Parties will assume obligations towards each other which differ from the discharged obligations only insofar as they are owed to or assumed by the New Bank instead of the Existing Bank;

(iii)	the rights of the Existing Bank against the existing Parties and vice versa (the discharged rights) will be cancelled; and

(iv)	the New Bank and the existing Parties will acquire rights against each other which differ from the discharged rights only insofar as they are exercisable by or against the New Bank instead of the Existing Bank, all on the date of execution of the Novation Certificate by the Agent or, if later, the date specified in the Novation Certificate.

28.4	Changes to the Borrower

(a)	If the Company wishes one of its majority owned Subsidiaries to become an Additional Borrower, then it may, after prior consultation with the Agent and with the prior consent of the Majority Banks (unless it is a wholly owned Subsidiary incorporated in England and Wales), deliver to the Agent the documents listed in Schedule 2 Part 2 (Conditions Precedent Documents).

(b)	On delivery of a Borrower Accession Agreement, executed by the relevant Subsidiary and the Company, the Subsidiary concerned will become an Additional Borrower. However, it may not utilise either of the Facilities until the Agent confirms to the other Finance Parties and the Company that it has received all the documents referred to in paragraph (a) above in form and substance satisfactory to it.

(c)	Delivery of a Borrower Accession Agreement, executed by the Subsidiary and the Company, constitutes confirmation by that Subsidiary and the Company that the representations and warranties set out in Clause 18 (Representations and Warranties) and to be made by them on the date of the Borrower Accession Agreement under Clause 18.16(a)(ii) (Times for making representations and warranties) are correct, as if made with reference to the facts and circumstances then existing.

(d)	Any Borrower (other than the Company) may cease to be a Borrower if, at any time whilst it is under no actual or contingent obligation under any Finance Document and no Default is outstanding, the Company delivers a Borrower Cessation Notice to the Agent.

(e)	Without prejudice to the rights of the Finance Parties under Clause 17 (Guarantee), upon delivery of a notice in accordance with paragraph (d) above, the relevant Borrower shall forthwith cease to be a Borrower.

28.5	Additional Guarantors

(a)	Subject to paragraph (e) below, the Company shall, within 30 days, procure that each company which becomes a Principal Subsidiary after the date of this Agreement becomes an Additional Guarantor by delivering to the Agent a Guarantor Accession Agreement, duly executed by that Subsidiary.

(b) (i)	Without prejudice to paragraph (a) above, the Company shall procure that:

(A)	the gross assets of all the Obligors equal or exceed seventy-five per cent. (75%) of the gross assets of the Group at that time; and

(B)	the operating profit of all the Obligors equals or exceeds seventy-five per cent. (75%) of the operating profit of the Group at that time,

(ii)	For the purposes of paragraph (i) above the gross assets and operating profit of each Obligor and the Group shall be ascertained in the manner set out in paragraphs (a) and (b) of the definition of Principal Subsidiary in Clause 1.1 (Definitions).

(c)	Upon execution and delivery of a Guarantor Accession Agreement under paragraphs (a) or (b) above, the relevant Subsidiary will become an Additional Guarantor.

(d)	The Company shall procure that, at the same time as a Guarantor Accession Agreement is delivered to the Agent under paragraph (a) or (b) above, there is also delivered to the Agent all those other documents listed in Schedule 2 Part 3 (Conditions Precedent Documents) in each case in form and substance satisfactory to the Agent.

(e)	If the Company demonstrates to the satisfaction of the Agent that compliance with its obligations under paragraph (a) or (b) above:

(i)	is impracticable (by reason of any contractual restriction affecting any Subsidiary which becomes a Principal Subsidiary) or unlawful; or

(ii)	will expose the directors of the Subsidiary to material personal liability,

the Company shall only be obliged so to comply within 30 days after it becomes legal or practicable to do so or the directors’ exposure can be avoided. execution of a Guarantor Accession Agreement constitutes confirmation by the Subsidiary that the representations and warranties set out in Clause 18 (Representations and warranties) to be made by it on the date of the Guarantor Accession Agreement under Clause 18.16(a)(ii) (Times for making representations and warranties) are correct, as if made with reference to the facts and circumstances then existing.

28.6	Release of Guarantors

(a)	The Company may, at any time, request that a Guarantor (other than the Company) be released from its obligations as a Guarantor under this Agreement by delivering a Guarantor Cessation Notice to the Agent.

(b)	The Agent shall, at the expense of the Company, comply with the request if:

(i)	the Banks so consent ; or

(ii) (A)	after the Guarantor is released, the Company would still be able to comply with Clause 28.5(b) (Additional Guarantors); and

(B)	no Default is then outstanding or would result from the release; and

(C)	either:

I.	the gross assets and operating profit of the Guarantor to be released are less than five per cent. (5%) of the gross assets and operating profit of the Group all as determined in the manner set out in paragraphs (a) and (b) of the definition of Principal Subsidiary in Clause 1.1 (Definitions); or

II.	the release is required to enable the Guarantor to be sold pursuant to a disposal permitted by Clause 19.10 (Disposals); or

III.	the guarantee of the Guarantor is ineffective.

(c)	The Agent shall promptly notify the Company and the Banks of any release under paragraph (b) above.

28.7	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Bank, the Bank of which it is an Affiliate) ceases to be one of the Banks, the Agent shall (in consultation with the Company) appoint another Bank or an Affiliate of a Bank to replace that Reference Bank.

28.8	Increased costs etc

If any assignment, transfer or novation of all or any part of the rights or obligations of a Bank under this Agreement or any change in Facility Office is made which results (or would but for this Clause result) at the time in amounts becoming payable under Clauses 13 (Taxes) or 15.1 (Increased costs), then the New Bank or Bank acting through its new Facility Office will be entitled to receive those amounts only to the extent that the Existing Bank or Bank acting through its original Facility Office would have been so entitled had there been no such assignment, transfer or change in Facility Office.

28.9	Register

The Agent shall keep a register of all the Parties and shall supply any other Party (at that Party’s expense) with a copy of the register on request.

29.	DISCLOSURE OF INFORMATION

(a)	A Bank may disclose to one of its Affiliates or any person with whom it is proposing to enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement:

(i)	a copy of any Finance Document; and

(ii)	subject to paragraph (b) below, any confidential information which that Bank has acquired under or in connection with any Finance Document.

(b)	Confidential information referred to in sub-paragraph (a)(ii) above may only be disclosed to a person with whom it is proposing to enter, or has entered into a kind of transfer, participation or other agreement in relation to this Agreement if the person has provided the Company with a written undertaking to keep the information confidential and only use it for the purposes of this Agreement. A Bank may disclose confidential information if, and to the extent it is, required to do so by law, court order or a regulatory body, or its auditors or legal or other professional advisers .

30.	SET-OFF

A Finance Party may set off any matured obligation owed by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31.	PRO RATA SHARING

31.1	Redistribution

If any amount owing by an Obligor under the Finance Documents to a Finance Party (the recovering Finance Party) is discharged by payment, set-off or any other manner other than through the Agent in accordance with Clause 12 (Payments) (a recovery), then:

(a)	the recovering Finance Party shall, within three Business Days, notify details of the recovery to the Agent;

(b)	the Agent shall determine whether the recovery is in excess of the amount which the recovering Finance Party would have received had the recovery been received by the Agent and distributed in accordance with Clause 12 (Payments);

(c)	subject to Clause 31.3 (Exception), the recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the redistribution) equal to the excess;

(d)	the Agent shall treat the redistribution as if it were a payment by the Obligor concerned under Clause 12 (Payments) and shall pay the redistribution to the Finance Parties (other than the recovering Finance Party) in accordance with Clause 12.7 (Partial payments); and

(e)	after payment of the full redistribution, the recovering Finance Party will be subrogated to the portion of the claims paid under paragraph (d) above, and that Obligor will owe the recovering Finance Party a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

31.2	Reversal of redistribution

If under Clause 31.1 (Redistribution):

(a)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

(b)	the recovering Finance Party has paid a redistribution in relation to that recovery,

each Finance Party shall, within three Business Days of demand by the recovering Finance Party through the Agent, reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party, together with such amount (if any) as is necessary to reimburse the recovering Finance Party the appropriate proportion of any interest it shall have been obliged to pay to the Obligor in connection with the relevant recovery.

Thereupon, the subrogation in Clause 31.1(e) (Redistribution) will operate in reverse to the extent of the reimbursement.

31.3	Exception

(a)	A recovering Finance Party need not pay a redistribution to the extent that it would not, after the payment, have a valid claim against the Obligor concerned in the amount of the redistribution pursuant to Clause 31.1(e) (Redistribution).

(b)	A recovering Finance Party is not obliged to share with any other Finance Party any amount which the recovering Finance Party has received or recovered as a result of taking legal proceedings, if the other Finance Party had an opportunity to participate in those legal proceedings but did not do so.

32.	SEVERABILITY

If a provision of any Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other provision of the Finance Documents.

33.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

34.	NOTICES

34.1	In writing

(a)	Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

(i)	in person, by post, fax, e-mail or any other electronic communication approved by the Agent; or

(ii)	if between the Agent and a Bank and the Agent and the Bank agree, by e-mail or other electronic communication.

(b)	For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c)	Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

34.2	Contact details

(a)	Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Agent on or before the date it becomes a Party.

(b)	The contact details of the Company for this purpose are:

Address:	Celltech Group plc
208 Bath Road
Slough
Berkshire
SL1 3WE

Fax number:                     +44 (0) 1753 536 632

Attention:	The Company Secretary

The contact details of the Agent for this purpose are:

Address:	The Royal Bank of Scotland plc
P.O. Box 450
3rd Floor Regents House
42 Islington High Street
London N1 8XL

Fax number:                     +44 (0) 207 615 7673

E-mail:	kevin.mann@rbs.co.uk
Attention:	Kevin Mann

(c)	Any Party may change its contact details by giving five Business Days’ notice to the Agent or (in the case of the Agent) to the other Parties.

(d)	Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

34.3	Effectiveness

(a)	Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

(i)	if delivered in person, at the time of delivery;

(ii)	if posted, at the time of delivery;

(iii)	if by telex, when despatched, but only if, at the time of transmission, the correct answerback appears at the start and at the end of the sender’s copy of the notice;

(iv)	if by fax, when received in legible form; and

(v)	if by e-mail or any other electronic communication, when received in legible form.

(b)	A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c)	A communication to the Agent will only be effective on actual receipt by it.

34.4	Obligors

(a)	All communications under the Finance Documents to or from an Obligor must be sent through the Agent.

(b)	All communications under the Finance Documents to or from an Obligor (other than the Company) must be sent through the Company.

(c)	Each Obligor (other than the Company) irrevocably appoints the Company to act as its agent:

(i)	to give and receive all communications under the Finance Documents;

(ii)	to supply all information concerning itself to any Finance Party; and

(iii)	to sign all documents under or in connection with the Finance Documents.

(d)	Any communication given to the Company in connection with a Finance Document will be deemed to have been given also to the other Obligors.

(e)	The Agent may assume that any communication made by the Company is made with the consent of each other Obligor.

35.	LANGUAGE

(a)	Any notice given under or in connection with any Finance Document shall be in English.

(b)	All other documents provided under or in connection with any Finance Document shall be:

(i)	in English; or

(ii)	if not in English, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.

36.	JURISDICTION

36.1	Submission

For the benefit of each Finance Party, each Obligor agrees that the courts of England have jurisdiction to settle any disputes in connection with any Finance Document and accordingly submits to the jurisdiction of the English courts.

36.2	Service of process

Without prejudice to any other mode of service, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints the Company as its agent for service of process relating to any proceedings before the English courts in connection with any Finance Document;

(b)	agrees to maintain an agent for service of process in England until all Commitments have terminated and all amounts payable under the Finance Documents have been finally, irrevocably and indefeasibly repaid in full;

(c)	agrees that failure by a process agent to notify the Obligor of the process will not invalidate the proceedings concerned; and

(d)	consents to the service of process relating to any such proceedings by prepaid posting of a copy of the process to its address for the time being applying under Clause 34.2 (Contact Details).

36.3	Forum convenience and enforcement abroad

Each Obligor:

(a)	waives objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with a Finance Document; and

(b)	agrees that a judgment or order of an English court in connection with a Finance Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

36.4	Non-exclusivity

Nothing in this Clause 36 (Jurisdiction) limits the right of a Finance Party to bring proceedings against an Obligor in connection with any Finance Document:

(a)	in any other court of competent jurisdiction; or

(b)	concurrently in more than one jurisdiction.

37.	WAIVER OF JURY TRIAL

THE OBLIGORS AND THE FINANCE PARTIES WAIVE ANY RIGHTS THEY MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED ON OR ARISING FROM ANY FINANCE DOCUMENT OR THE TRANSACTIONS CONTEMPLATED BY THE FINANCE DOCUMENTS. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

38.	GOVERNING LAW

This Agreement is governed by English law.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

VARIOUS PARTIES

PART 1

ORIGINAL BORROWERS

Medeva Limited

208 Bath Road

Slough

Berkshire

SL1 3WE

Celltech R& D Limited

208 Bath Road

Slough

Berkshire

SL1 3WE

PART 2

ORIGINAL GUARANTORS

U.S. GUARANTORS

Celltech Manufacturing Inc.

Registered Agent

The Corporation Trust Company

1209 Orange Street

Wilmington

Delaware 19801

Celltech Manufacturing CA Inc.

Registered Agent CT Corporation System

818 W. Seventh Street

Los Angeles

California 90017

Celltech Pharmaceuticals, Inc.

Registered Agent - The Corporation Trust Company

1209 Orange Street

Wilmington

Delaware 19801

UK GUARANTORS

Celltech Pharmaceuticals Limited

208 Bath Road

Slough

Berkshire

SL1 3WE

Celltech R&D Limited

208 Bath Road

Slough

Berkshire

SL1 3WE

Celltech Manufacturing Services Limited

208 Bath Road

Slough

Berkshire SL1 3WE

PART 3

BANKS AND COMMITMENTS

Banks	Commitments £

The Royal Bank of Scotland plc	20,000,000

Barclays Bank PLC	20,000,000

Fortis Bank	15,000,000

Fleet Bank	10,000,000

Total Commitments	£65,000,000

SCHEDULE 2

CONDITIONS PRECEDENT DOCUMENTS

PART 1

TO BE DELIVERED BEFORE THE FIRST UTILISATION

All Obligors

1.	A copy of the memorandum and articles of association and certificate of incorporation or other constitutional documents of each Obligor.

2.	A copy of a resolution of the board of directors of each Obligor (or in the case of the Company a duly authorised committee):

(a)	approving the terms of, and the transactions contemplated by, this Agreement and resolving that it execute this Agreement;

(b)	authorising a specified person or persons to execute this Agreement on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and endorse Bills and to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with this Agreement;

3.	a copy of the resolution of the board of directors of the Company establishing the committee referred to in paragraph 2.1 above;

4.	a specimen of the signature of each person authorised by the resolution referred to in paragraph 2.1 above;

5.	a copy of a resolution, signed by all the holders of the issued or allotted shares in each Original Guarantor incorporated in the United Kingdom (other than the Company, approving the terms of, and the transactions contemplated by, this Agreement;

6.	a copy of a resolution of the board of directors of each corporate shareholder in each Original Guarantor incorporated in the United Kingdom:

(a)	approving the terms of the resolution referred to in paragraph 5 above for that Original Guarantor; and

(b)	authorising a specified person or persons to sign the resolution on its behalf;

7.	a certificate of a director of the Company confirming that utilisation of the facilities in full would not cause any borrowing limit binding on any Obligor other than the Company to be exceeded; and

8.	a certificate of an authorised signatory of the Company certifying that each copy document specified in this Schedule 2 Part 1 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

Other documents

9.	Evidence that all fees and expenses due and payable from the Company prior to the first Utilisation Date under this Agreement have been or will be paid in full no later than the first Utilisation Date.

10.	Evidence that all amount(s) under the Company’s existing committed £100,000,000 subsequently reduced to £80,000,000 revolving credit facility granted to the Company evidenced by an agreement dated 28th January, 2000 has been, or will be, simultaneously with the drawing of the first Utilisation, paid in full and that all outstanding commitments under that facility has been, or will be, simultaneously with the drawing of the first Utilisation, cancelled;

11.	A certificate from the Company, together with calculations in reasonable detail, showing that the Company is in compliance with Clause 28.5 (Additional Guarantors) by reference to the accounts available as at 31st December, 2001;

12.	A copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

Legal opinions

13.	A legal opinion of Allen & Overy, legal advisers to the Agent, addressed to the Finance Parties;

14.	a legal opinion of Bingham & McCutcheon, Californian legal advisers to the Obligors incorporated in California, addressed to the Finance Parties;

15.	a legal opinion of Allen & Overy, New York, legal advisers to the Obligors incorporated in Delaware, addressed to the Finance Parties.

PART 2

TO BE DELIVERED BY AN ADDITIONAL BORROWER

1.	A Borrower Accession Agreement, duly executed by the Additional Borrower and the Company;

2.	a copy of the memorandum and articles of association and certificate of incorporation of the Additional Borrower;

3.	a copy of a resolution of the board of directors of the Additional Borrower:

(a)	approving the terms of, and the transactions contemplated by, the Borrower Accession Agreement and resolving that it execute the Borrower Accession Agreement;

(b)	authorising a specified person or persons to execute the Borrower Accession Agreement on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and endorse Bills and to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with this Agreement;

4.	a certificate of a director of the Additional Borrower confirming that utilisation of the Facilities in full would not cause any borrowing limit binding on it to be exceeded;

5.	a copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary in connection with the entry into and performance of, and the transactions contemplated by, the Borrower Accession Agreement or for the validity and enforceability of any Finance Document;

6.	a specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above;

7.	the latest audited accounts of the Additional Borrower;

8.	a legal opinion of Allen & Overy, legal advisers to the Agent, addressed to the Finance Parties;

9.	in the case of an Additional Borrower incorporated outside England and Wales, a legal opinion of the legal advisers to the Agent in the jurisdiction of incorporation of the Additional Borrower in respect of matters of the type addressed in the legal opinions delivered under Schedule 2 Part 1 (Conditions Precedent Documents); and

10.	a certificate of an authorised signatory of the Additional Borrower certifying that each copy document specified in this Schedule 2 Part 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Borrower Accession Agreement.

PART 3

TO BE DELIVERED BY AN ADDITIONAL GUARANTOR

1.	A Guarantor Accession Agreement, duly executed under seal by the Additional Guarantor;

2.	a copy of the memorandum and articles of association and certificate of incorporation of the Additional Guarantor;

3.	a copy of a resolution of the board of directors of the Additional Guarantor:

(a)	approving the terms of, and the transactions contemplated by, the Guarantor Accession Agreement and resolving that it execute the Guarantor Accession Agreement under seal;

(b)	authorising a specified person or persons to witness the affixing of the common seal of the Additional Guarantor to the Guarantor Accession Agreement; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents to be signed and/or despatched by it under or in connection with this Agreement;

4.	where advisable, a copy of a resolution, signed by all the holders of the issued or allotted shares in the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Guarantor Accession Agreement;

5.	a copy of a resolution of the Board of Directors of each corporate shareholder in the Additional Guarantor:

(a)	approving the terms of the resolution referred to in paragraph 4 above; and

(b)	authorising a specified person or persons to sign the resolution on its behalf;

6.	a certificate of a director of the Additional Guarantor certifying that utilisation of the Facilities in full would not cause any borrowing limit binding on it to be exceeded;

7.	a copy of any other authorisation or other document, opinion or assurance which the Agent considers to be necessary in connection with the entry into and performance of, and the transactions contemplated by, the Guarantor Accession Agreement or for the validity and enforceability of any Finance Document;

8.	a specimen of the signature of each person authorised by the resolutions referred to in paragraphs 3 and 5 above;

9.	a copy of the latest audited accounts of the Additional Guarantor;

10.	a legal opinion of Allen & Overy, legal advisers to the Agent, addressed to the Finance Parties;

11.	in the case of an Additional Guarantor incorporated outside England and Wales, a legal opinion of the legal advisers to the Agent in the jurisdiction of incorporation of the Additional Guarantor in respect of matters of the type addressed in the legal opinions delivered under Schedule 2 Part 1 (Conditions Precedent Documents); and

12.	a certificate of an authorised signatory of the Additional Guarantor certifying that each copy document specified in this Schedule 2 Part 3 is correct, complete and in full force and effect as at a date no earlier than the date of the Guarantor Accession Agreement.

SCHEDULE 3

CALCULATION OF THE MANDATORY COST

1.	General

The Mandatory Cost is the weighted average of the rates for each Bank calculated below by the Agent on the first day of a Term. The Agent must distribute each amount of Mandatory Cost among the Banks on the basis of the rate for each Bank.

2.	For a Bank lending from a Facility Office in the U.K.

(a)	The relevant rate for a Bank lending from a Facility Office in the U.K. is calculated in accordance with the following formulae:

for an Advance in Sterling:

AB + C(B - D) + E x 0.01

          100 - (A +C)                 per cent. per annum

for any other Advance:

E x 0.01

    300    per cent. per annum

where on the day of application of the formula:

A	is the percentage of that Bank’s eligible liabilities (in excess of any stated minimum) which the Bank of England requires it to hold on a non-interest-bearing deposit account in accordance with its cash ratio requirements;

B	is LIBOR for that Term;

C	is the percentage of that Bank’s eligible liabilities which the Bank of England requires it to place as a special deposit;

D	is the interest rate per annum allowed by the Bank of England on a special deposit; and

E	is calculated by the Agent as being the average of the rates of charge supplied by the Reference Banks to the Agent under paragraph (d) below and expressed in pounds per £1 million.

(b)	For the purposes of this paragraph 2:

(i)	eligible liabilities and special deposit have the meanings given to them at the time of application of the formula by the Bank of England;

(ii)	fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook; and

(iii)	tariff base has the meaning given to it in the fees rules.

(c) (i)	In the application of the formulae, A, B, C and D are included as figures and not as percentages, e.g. if A = 0.5% and B = 15%, AB is calculated as 0.5 x 15. A negative result obtained by subtracting D from B is taken as zero.

(ii)	Each rate calculated in accordance with a formula is, if necessary, rounded upward to four decimal places.

(d) (i)	Each Reference Bank must supply to the Agent the rate of charge payable by that Reference Bank to the Financial Services Authority under the fees rules (calculated by that Reference Bank as being the average of the rates of charge within fee-block Category A1 (Deposit acceptors) applicable to that Reference Bank but, for this purpose, applying any applicable discount and ignoring any minimum fee required under the fees rules) and expressed in pounds per £1 million of the tariff base of that Reference Bank.

(ii)	Each Reference Bank must promptly notify the Agent of any change to the rate of charge.

(e) (i)	Each Bank and each Reference Bank must supply to the Agent the information required by it to make a calculation of the rate for that Bank or Reference Bank. The Agent may assume that this information is correct in all respects.

(ii)	If a Bank or a Reference Bank fails to do so, the Agent may assume that the Bank’s or that Reference Bank’s obligations in respect of cash ratio deposits, special deposits and the fees rules are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the U.K.

(iii)	The Agent has no liability to any Party if its calculation over or under compensates any Bank.

3.	For a Bank lending from a Facility Office in a Participating Member State

(a)	The relevant rate for a Bank lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that Bank to the Agent as its cost of complying with the minimum reserve requirements of the European Central Bank.

(b)	If a Bank fails to specify a rate under paragraph (a) above, the Agent will assume that the Bank has not incurred any such cost.

4.	Changes

The Agent may, after consultation with the Company and the Banks, notify all the Parties of any amendment to this Schedule which is required to reflect:

(a)	any change in law or regulation; or

(b)	any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).

Any notification will be, in the absence of manifest error, conclusive and binding on all the Parties.

SCHEDULE 4

FORM OF REQUEST

To: THE ROYAL BANK OF SCOTLAND PLC as Agent

From: [BORROWER]

Date: [                    ]

CELLTECH GROUP PLC—£65,000,000 Revolving Credit Agreement

dated, 2002 (the Agreement)

1.	We refer to the Agreement. This is a Request.

2.	We wish to utilise the [ ]1 Facility as follows:

(a)	Utilisation Date: [ ]

(b)	Requested Amount/Currency: [ ]

(c)	Term: [ ]

(d)	Payment Instructions: [ ].

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Request.

4.	This Request is irrevocable.

By:

[]

Authorised Signatory

[1]	Insert details of the relevant Facility

SCHEDULE 5

FORM OF BILL

Face of Bill

No.	for £

             20

To

On              20     pay against this Bill of Exchange to our order the sum of              for value received against [            ].

Accepted by:

For and on behalf of [ACCEPTING BANK]	For and on behalf of [BORROWER]

Authorised Signatory	Authorised Signatory

Reverse of Bill

For and on behalf of

[BORROWER]

Authorised Signatory

SCHEDULE 6

NOVATION CERTIFICATE

To:	THE ROYAL BANK OF SCOTLAND PLC as Agent

From:	[THE EXISTING BANK] and [THE NEW BANK]

Date: [            ]

CELLTECH GROUP PLC—£65,000,000 Revolving Credit Agreement

dated 18th December, 2002, (the Agreement).

We refer to Clause 28.3 (Procedure for novations).

1.	We [ ] (the Existing Bank) and [ ] (the New Bank) agree to the Existing Bank and the New Bank novating all the Existing Bank’s rights and obligations referred to in the Schedule in accordance with Clause 28.3 (Procedure for novations).

2.	The specified date for the purposes of Clause 28.3(c) (Procedure for novations) is [date of novation].

3.	The Facility Office and address for notices of the New Bank for the purposes of Clause 34.2 (Contact Details) are set out in the Schedule.

4.	This Novation Certificate is governed by English law.

THE SCHEDULE

Rights and obligations to be novated

[Details of the Commitment and/or rights and obligations of the Existing Bank to be novated].

[New Bank]

[Facility Office	Address for notices]
[Existing Bank]	[New Bank]	THE ROYAL BANK OF SCOTLAND PLC

By:	By:	By:

Date:	Date:	Date:

SCHEDULE 7

FORM OF ACCESSION NOTICE

PART 1

BORROWER ACCESSION AGREEMENT

To:	THE ROYAL BANK OF SCOTLAND PLC as Agent

From:	[PROPOSED BORROWER] and CELLTECH GROUP PLC

Date: [            ]

CELLTECH GROUP Plc—£65,000,000 Revolving Credit Agreement

dated 18th December, 2002 (the Agreement)

1.	We refer to Clause 28.4 (Changes to the Borrower).

2.	[Name of company] of [Registered Office] (Registered no. [ ]) agrees to become an Additional Borrower and to be bound by the terms of the Credit Agreement as an Additional Borrower in accordance with Clause 28.4 (Changes to the Borrower).

3.	The address for notices of the Additional Borrower for the purposes of Clause 34.2 (Contact details) is:

[

]

4.	This Accession Agreement is governed by English law.

By:

[PROPOSED BORROWER]
Authorised Signatory

By:

CELLTECH GROUP PLC
Authorised Signatory

PART 2

GUARANTOR ACCESSION AGREEMENT

To:	THE ROYAL BANK OF SCOTLAND PLC as Agent

From:	[PROPOSED GUARANTOR]

Date: [            ]

CELLTECH GROUP PLC—£65,000,000 Revolving Credit Agreement

dated 18th December, 2002 (the Agreement)

1.	We refer to Clause 28.5 (Additional Guarantors).

2.	[Name of company] of [Registered Office] (Registered no. [ ]) agrees to become an Additional Guarantor and to be bound by the terms of the Credit Agreement as an Additional Guarantor in accordance with Clause 28.5 (Additional Guarantors).

3.	The address for notices of the Additional Guarantor for the purposes of Clause 34.2 (Contact details) is:

[

]

4.	This Accession Agreement is governed by English law.

By:
[PROPOSED GUARANTOR]
Authorised Signatory

By:
[CELLTECH GROUP PLC]
Authorised Signatory

SCHEDULE 8

FORM OF CESSATION NOTICE

PART 1

BORROWER CESSATION NOTICE

To:	THE ROYAL BANK OF SCOTLAND PLC as Agent

From:	CELLTECH GROUP PLC

Date: [            ]

CELLTECH GROUP PLC—£65,000,000 Revolving Credit Agreement

dated 18th December, 2002 (the Agreement)

1.	We refer to Clause 28.4 (Changes to the Borrower).

2.	[Name of the Borrower] is under no actual or contingent obligation under or pursuant to any Finance Document in its capacity as a Borrower.

3.	Accordingly, pursuant to Clause 28.4(d) (Changes to the Borrower) and with effect from receipt of this notice, [name of relevant Borrower] shall cease to be a Borrower under the Credit Agreement.

4.	This Agreement is governed by English law.

By:

CELLTECH GROUP PLC
Authorised signatory

PART 2

GUARANTOR CESSATION NOTICE

To:	THE ROYAL BANK OF SCOTLAND PLC as Agent

From:	CELLTECH GROUP PLC

Date: [            ]

CELLTECH GROUP PLC—£65,000,000 Revolving Credit Agreement

dated 18th December, 2002 (the Agreement)

1.	We refer to Clause 28.6 (Release of Guarantors).

2.	We request that [resigning Guarantor] be released form its obligations as a Guarantor under the Agreement.

3.	We confirm no Default is outstanding or would result from the acceptance of this resignation request.

4.	We confirm that as at the date of this Guarantor Cessation Notice no amount owed by resigning Guarantor under the Agreement is outstanding.

5.	This Agreement is governed by English law.

[COMPANY]

By:

[RELEVANT GUARANTOR]

By:

The Agent confirms that this resignation takes effect on [            ].

[AGENT]

By:

SCHEDULE 9

TIMETABLES

In this Schedule 9:

D-[x]	=	x Business Days before the relevant Utilisation Date

A	=	Agent

B	=	Bank

CLAUSE 5 - ADVANCE FACILITY

Time
Clause	Event	A (Sterling)	B (Operational Currency)
5.1	A receives Request	D-1 4.00 p.m.	D-3 4.00 p.m.

5.4	A notifies B’s of details of Request and amount of each B’s Advance	D 9.00 a.m.	D-2 9.00 a.m.

CLAUSE 6 - BILL FACILITY

Clause	Event	Time

6.1	A Receives Request	D-1 10.00 a.m.

6.4	A notifies B’s of details of Request and Bills to be accepted by each B	D-1 1.00 p.m.

6.5(a)	A Delivers Bills to B’s	D 11.00 a.m.

6.5(c)	A notifies B of EBDR	D 11.30 a.m.

SCHEDULE 10

FORM OF COMPLIANCE CERTIFICATE

To:	THE ROYAL BANK OF SCOTLAND PLC as Agent

From:	CELLTECH GROUP PLC

Date: [ ]

CELLTECH GROUP PLC—£65,000,000 Revolving Credit Agreement

dated 18th December, 2002 (the Agreement)

1.	We refer to the Agreement. This is a Compliance Certificate.

2.	We confirm that as at [relevant testing date]:

(a)	Shareholders Funds are [ ];

(b)	Net Debt was [ ] and Depreciation was [ ]; therefore the ratio of Net Debt to EBITDA plus Depreciation was, [ ] per cent. ([ ]%) of Shareholders Funds/[[ ] x EBITDA];

(c)	EBITDA was [ ] and Net Interest Payable was [ ]; therefore, the ratio of EBITDA to Net Interest Payable was 6 to 1; and

(d)	the aggregate gross assets, and operating profit of all the Obligors constitute, 75% of the total gross assets and operating profits of the Group.

3.	We set out below calculations establishing the figures in paragraph 2 above:

[            ].

4.	We confirm that the following companies were Principal Subsidiaries at [relevant testing date]:

[            ].

5.	[We confirm that no Default is outstanding as at [relevant testing date].

CELLTECH GROUP PLC

By:

SCHEDULE 11

FORM OF POWER OF ATTORNEY

To:	THE ROYAL BANK OF SCOTLAND as Agent

From:	CELLTECH GROUP PLC

Date: [            ]

CELLTECH GROUP PLC—£65,000,000 Revolving Credit Agreement

DATED 18th December, 2002 (the Agreement).

1.	We refer to the Agreement. This is a Power of Attorney.

2.	Terms defined in the Agreement have the same meaning when used in this Power of Attorney.

3.	We appoint you as our attorney to draw, complete and deliver Bills in our name and on our behalf in accordance with the Agreement.

4.	The powers conferred on you under this Power of Attorney are exercisable jointly by any two of your authorised signatories.

5.	In exercising those powers, your authorised signatories will:

(a)	act as your agents in your capacity as our attorney under this Power of Attorney; and

(b)	sign as follows:

“For [Name of Company] by [Name of Agent] as Attorney.

Authorised Signatories”

6.	Any Bill drawn and delivered in accordance with this Power of Attorney will be binding upon us. We:

(a)	indemnify you against any loss or liability (excluding any loss or liability caused by your own gross negligence and wilful misconduct) incurred by you in acting as our attorney; and

(b)	agree to ratify anything done by you on our behalf under this Power of Attorney.

7.	Except as provided below, this Power of Attorney remains in force until you receive a notice in writing signed by us, addressed to [ ] and delivered to your offices at [ ] expressly revoking it (a revocation notice).

8.	A revocation notice will not be effective for any Bills drawn pursuant to a Request made before your receipt of that revocation notice.

9.	This Power of Attorney is governed by English law.

This Power of attorney has been entered into as a deed on the date stated at the beginning of this Power of Attorney.

Executed as a deed	)
On behalf of	)
[COMPANY]	)

By:

Director

Director/Secretary

SCHEDULE 12

FORM OF LEGAL OPINION OF ALLEN & OVERY

To:	The Finance Parties named as

original parties to the Agreement

(as defined below).

[DATE]

Dear Sirs,

CELLTECH GROUP PLC—£65,000,000 Revolving Credit Agreement

dated 18th December, 2002 (the Agreement)

We have received instructions from The Royal Bank of Scotland plc in connection with the Agreement.

Definitions

In this opinion:

English Original Guarantor means each Original Guarantor incorporated in England;

English Original Obligor means each Original Obligor incorporated in England; and words defined in the Agreement have the same meaning in this opinion.

Documents and Searches

For the purposes of this opinion we have examined the following documents:

(a)	a signed copy of the Agreement;

(b)	a certified copy of the memorandum and articles of association and certificate of incorporation of each English Original Obligor;

(c)	[a certified copy of the minutes of a meeting of a committee of the board of directors of the Company held on [ ];]

(d)	a certified copy of the minutes of a meeting of the board of directors of the Company held on [ ];

(e)	a certified copy of the minutes of a meeting of the board of directors of each English Original Obligor (other than the Company) held on [ ];

(f)	a certified copy of a resolution, signed by all the holders of the issued or allotted shares in each English Original Guarantor, dated [ ]; and

(g)	a certificate of the Company confirming, amongst other things, that the entry into and performance of the Agreement will not contravene any borrowing or guarantee limit contained in the articles of association of any English. Original Obligor.

On [            ] we carried out a search of each [English.] Original Obligor at the Companies Registry. On [            ] we made a telephone search of each [English] Original Obligor at the winding-up petitions at the Companies court.

The above are the only documents or records we have examined and the only searches and enquiries we have carried out for the purposes of this opinion.

Assumptions

We assume that:

(a)	each English Original Obligor is not unable to pay its debts within the meaning of section 123 of the Insolvency Act, 1986 at the time it enters into the Agreement and will not as a result of the Agreement be unable to pay its debts within the meaning of that section;

(b)	no step has been taken to wind up or dissolve any English Original Obligor, put any English Original Obligor into administration or appoint a receiver, administrator, administrative receiver, trustee in bankruptcy or similar officer in respect of it or any of its assets although the searches of the Companies Registry referred to above gave no indication that any winding-up, dissolution or administration order or appointment of a receiver, administrator, administrative receiver, trustee in bankruptcy or similar officer has been made;

(c)	all signatures and documents are genuine;

(d)	all documents are and remain up-to-date;

(e)	the correct procedure was carried out at all the board meetings referred to above; for example, there was a valid quorum, all relevant interests of directors were declared and the resolutions were duly passed at each meeting;

(f)	any restrictions on the ability of an English Original Obligor to borrow or guarantee contained in its Articles of Association would not be contravened by the entry into and performance by it of the Agreement;

(g)	the Agreement has been duly executed on behalf of each English Original Obligor by the person(s) authorised by the resolutions passed at the relevant meeting referred to above;

(h)	the Agreement is a legally binding, valid and enforceable obligation of each party to it other than each English Original Obligor;

(i)	the guarantee contained in the Agreement was given for the legitimate purposes of each English Original Guarantor and the giving of the guarantee may reasonably be regarded as having been in its interests; and

(j)	no foreign law affects the conclusions stated below.

Opinion

Subject to the qualifications set out below and to any matters not disclosed to us, it is our opinion that, so far as the present laws of England are concerned:

1.	Status: Each English Original Obligor is a company incorporated with limited liability under the laws of England and is not in liquidation.

2.	Powers and authority: Each English Original Obligor has the corporate power to enter into and perform the Agreement and has taken all necessary corporate action to authorise the execution, delivery and performance of the Agreement.

3.	Legal validity: The Agreement constitutes a legally binding, valid and enforceable obligation of each Original Obligor.

4.	Non-conflict: The entry into and performance by each English Original Obligor of the Agreement will not violate any provision of (i) any existing English law applicable to companies generally, or (ii) its memorandum or articles of association.

5.	Consents: No authorisations of governmental, judicial or public bodies or authorities in England are required by any English Original Obligor in connection with the performance, validity or enforceability of its payment obligations under the Agreement.

6.	Taxes: All payments due from any Original Obligor resident for tax purposes in the U.K. under the Agreement may be made without deduction of any U.K. Taxes, if, in the case of interest:

(a) (i)	the person that advanced the participation in the Loan to which the interest relates was a bank for the purpose of section 349 of the Income and Corporation Taxes Act 1988 (as currently defined in section 840A of the Income and Corporations Tax Act 1988) at the time the Loan was made; and

(ii)	the person beneficially entitled to that interest is within the charge to U.K. corporation tax as regards that interest at the time the interest is paid;

(b)	the person beneficially entitled to the income in respect of which the interest payment is made is:

(i)	a company resident in the U.K. for tax purposes;

(ii)	a partnership each member of which is a company resident in the U.K. for tax purposes; or

(iii)	a company not resident in the U.K. for tax purposes which carries on a trade in the U.K. through a branch or agency and brings into account payments to it under this Agreement in computing its chargeable profits for the purpose of section 11(2) of the Income and Corporation Taxes Act 1988; or

(c)	the interest is payable to a Treaty Bank and the Financial Intermediaries and Claims Office has given the necessary exemption authorisation.

7.	Registration requirements: It is not necessary or advisable to file, register or record the Agreement in any public place or elsewhere in England.

8.	Stamp duties: No stamp, registration or similar tax or charge is payable in England in respect of the Agreement.

Qualifications

This opinion is subject to the following qualifications:

(a)	This opinion is subject to all insolvency and other laws affecting the rights of creditors generally.

(b)	No opinion is expressed on matters of fact.

(c)	The term enforceable means that a document is of a type and form enforced by the English courts. It does not mean that each obligation will be enforced in accordance with its terms. Certain rights and obligations may be qualified by the non-conclusivity of certificates, doctrines of good faith and fair conduct, the availability of equitable remedies and other matters.

This opinion is given for your sole benefit and may not be relied upon by or disclosed to any other person.

Yours faithfully,

SIGNATORIES

Company

CELLTECH GROUP PLC

By: /s/ PETER V. ALLEN

Original Borrowers

MEDEVA LIMITED

By: /s/ PETER V. ALLEN

CELLTECH R&D LIMITED

By: /s/ PETER V. ALLEN

Original Guarantors

CELLTECH MANUFACTURING INC.

By: /s/ INGELISE SAUNDERS

CELLTECH PHARMACEUTICALS INC.

By: /s/ INGELISE SAUNDERS

CELLTECH MANUFACTURING CA, INC.

By: /s/ IAN R. GARLAND

CELLTECH PHARMACEUTICALS LIMITED

By: /s/ PETER V. ALLEN

CELLTECH R&D LIMITED

By: /s/ PETER V. ALLEN

CELLTECH MANUFACTURING SERVICES LIMITED

By: /s/ PETER V. ALLEN

Arranger

THE ROYAL BANK OF SCOTLAND PLC

By: /s/ MICHAEL PORTER

Banks

THE ROYAL BANK OF SCOTLAND PLC

By: /s/ MICHAEL RUSSELL

BARCLAYS BANK PLC

By: /s/ AGNES OCHANA

(BY POWER OF ATTORNEY)

FORTIS BANK SA/NV

By: /s/ KEITH WILLIAMS

(BY POWER OF ATTORNEY)

FLEET NATIONAL BANK

By: /s/ R.S. SULLIVAN

Agent

THE ROYAL BANK OF SCOTLAND PLC

By: /s/ MICHAEL PORTER